Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Nippon Steel North America, Inc.,

2023 MERGER SUBSIDIARY, INC.,

solely as provided in Section 9.13 of this Agreement,

Nippon Steel Corporation

and

United States Steel Corporation

Dated as of December 18, 2023

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2023 (this “Agreement”), is entered into by and among Nippon Steel North America, Inc., a New York corporation (“Parent”), 2023 Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), solely as provided in Section 9.13, Nippon Steel Corporation, a Japanese corporation (“Guarantor”), and United States Steel Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub, and the Company are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, Parent, a wholly owned subsidiary of Guarantor, desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders’ Meeting;

WHEREAS, the boards of directors of Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, including the Merger, and declared it in the best interests of and advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used in this Agreement:

“2005 Plan” means the Company’s 2005 Stock Incentive Plan, as amended and restated.

“2016 Plan” means the Company’s 2016 Omnibus Incentive Compensation Plan, as amended and restated and as may be further amended and restated from time to time in accordance with and subject to the terms and conditions of this Agreement.

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that, for purposes of this Agreement, other than with respect to Section 6.7, Section 8.2, Section 8.3 and the definition of “Parent Related Parties”, any Joint Venture of Parent or Guarantor shall not constitute an Affiliate of Parent, Merger Sub or Guarantor.

“Antitrust Laws” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, Orders, decrees and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“BLA” means, collectively, the Collective Bargaining Agreements, dated September 1, 2022, between the Company and the USW.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Tokyo, Japan, Pittsburgh, Pennsylvania or New York, New York are authorized by law or executive order to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Entity with respect thereto, in each case as in effect from time to time.

“CFIUS” shall mean the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” shall mean that (a) CFIUS has issued a written notice to the parties that it has concluded all action pursuant to Section 721 and has determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision and either (i) the President has announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or (ii) the President has not taken any action within 15 days from the date the President received the report from CFIUS; or (c) CFIUS has issued a written notice that the notified transaction is not a “covered transaction” within the meaning of Section 721.

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“Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition, neutrality, or similar agreement with respect to any current or former employee of any Acquired Company or other Contract with a Union.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2023 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, as filed with the SEC on October 27, 2023.

“Company Contract” means any Contract other than a Company Employee Plan: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any asset, right or interest.

“Company Credit Facilities” means the agreements governing the Indebtedness identified on Section 6.16(a)(i) of the Company Disclosure Letter.

“Company DRIP” means the Dividend Reinvestment and Stock Purchase Plan of the Company.

“Company DSU Award” means each deferred restricted stock unit representing the right to be issued a share of Common Stock or cash valued by reference to the value of Common Stock under the Deferred Compensation Program.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) each other management, employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, stock purchase or other equity or equity-based award (whether payable in cash, securities or otherwise), incentive compensation, tax gross-up, profit sharing, savings, pension (including defined benefit pension), retirement (including early retirement and supplemental retirement), retiree or post-employment benefit, disability, insurance (including life and health insurance), vacation or other paid time off, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, transaction bonus, change of control, death and disability benefit, accident, hospitalization, medical, life or other insurance, Code Section 125 “cafeteria” or flexible benefit, supplemental unemployment benefit, relocation, repatriation or expatriation, and similar fringe, health, welfare or other employee benefit or compensation plan, practice, program, agreement, contract, policy or arrangement, in each case, whether or not in writing, funded or unfunded, formal or informal, and that is maintained, sponsored or contributed to or required to be contributed to by any of the Acquired Companies for the benefit of or relating to any current or former employee, officer, director or other individual service provider of any Acquired Company, or to which any Acquired Company is a party or with respect to which any Acquired Company has, or would reasonably be expected to have, any Liability.

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“Company Equity Award” means a Company Option Award, Company RSU Award, Company PSU Award or Company DSU Award.

“Company Equity Plans” means the 2005 Plan and the 2016 Plan.

“Company Indentures” means the indentures and other related agreements governing the Indebtedness identified on Section 6.16(a)(ii) of the Company Disclosure Letter.

“Company IP” means all Intellectual Property owned or purported to be owned by any of the Acquired Companies, including all Intellectual Property set forth on Section 4.10(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” means an event, change, occurrence, effect, condition or development that, individually or in the aggregate with all other events, changes, occurrences, effects, conditions or developments, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other Contemplated Transactions (other than any failure to obtain any Required Approval), but shall not include, for the purposes of clause (x), events, changes, occurrences, effects, conditions or developments to the extent relating to or resulting from (a) any change, in and of itself, in the market price or trading volume of the Company’s Common Stock or any change in the credit rating of the Company or any of its securities (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be considered in determining whether a Company Material Adverse Effect has occurred); (b) the execution, announcement, consummation, existence, delivery, performance or pendency of this Agreement or the terms hereof (including the identity of Parent, Merger Sub or their Affiliates), or the announcement, pendency or consummation of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, partnerships, labor unions, works councils, financing sources, customers, suppliers, partners, Governmental Entities or other business relationships (provided, that this clause (b) shall not apply to any representation or warranty set forth in Section 4.4 or Section 4.16(k) or with respect to the condition to Closing contained in Section 7.3(a) to the extent it relates to such representations and warranties); (c) the general conditions or trends in the industries in which the Acquired Companies operate or in the domestic, foreign or global economy generally or other general business, financial or market conditions; (d) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, foreign exchange rates, inflation rates, exchange rates, tariffs, trade wars and credit markets); (e) geopolitical conditions, any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, sanctions, cyberterrorism, ransomware or malware, military activity, sabotage, or cybercrime, data breach national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement; (f) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, any acts of God, epidemics, pandemics or disease outbreaks (including COVID-19) or similar force majeure events, including any worsening of such conditions threatened or existing on the date of this Agreement; (g) compliance by the Company and its Subsidiaries with applicable Law (including COVID-19 Measures); (h) the failure, in and of itself, of the Acquired Companies to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets or revenue or earning predictions (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect; provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets or revenue or earning predictions except for the representations and warranties set forth in Section 4.9(g)); (i) any Action or proceeding relating to or resulting from this Agreement or the Contemplated Transactions; (j) any action taken by the Company solely at the express written direction of Parent or any action required to be taken by Parent, Merger Sub or the Company pursuant to the terms of this Agreement following the disclosure by the Company to Parent and Merger Sub of all material and relevant facts and information (provided, that this clause (j) shall not apply with respect to the representations or warranties set forth in Section 4.4 or with respect to the condition to Closing contained in Section 7.3(a) to the extent it relates to such representations and warranties); (k) any breach by Parent or Merger Sub of this Agreement; (l) any change in any applicable Law or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable Law or GAAP or any other applicable accounting principles or standards) after the date of this Agreement or (m) the failure to obtain any Required Approvals; provided, that in the case of the foregoing clause (c), (d), (e), (f) or (l) to the extent such event, change, occurrence, effect, condition or development referred to therein is not otherwise excluded from the definition hereof and has a materially disproportionate adverse impact on the business, assets, liabilities, properties, results of operations or financial condition of the Acquired Companies, taken as a whole, relative to other similarly situated Persons engaged in the same industry or industries or geographic markets in which the Company and its Subsidiaries operate, then the incremental material disproportionate impact of such event, change, occurrence, effect, condition or development shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

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“Company Notes” means the notes and related loans issued pursuant to the Company Indentures.

“Company Option Award” means each award of options to purchase shares of Common Stock granted under the Company Equity Plans.

“Company Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Company PSU Award” means each award of restricted stock units representing the right to be issued shares of Common Stock or cash valued by reference to the value of Common Stock granted under the Company Equity Plans, and that is subject to performance-based vesting restrictions.

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“Company RSU Award” means each award of restricted stock units representing the right to be issued shares of Common Stock or cash valued by reference to the value of Common Stock granted under the Company Equity Plans, and that is subject to time-based vesting restrictions.

“Company Software” means all proprietary Software owned or purported to be owned by any of the Acquired Companies.

“Company Termination Fee” means an amount equal to $565,000,000.

“Consent” means any approval, consent, ratification, permission, waiver or authorization of or from, or registration, declaration or filing with, or notice to any Governmental Entity (including any Governmental Authorization).

“Contemplated Transactions” means the transactions contemplated by the Agreement, including the Merger.

“Contract” means any legally binding written or oral agreement, contract, subcontract, teaming agreement, note, instrument, license, sublicense, note, option, bond, mortgage, indenture, deed of trust, lease, license, sublease, settlement, commitment, agreement, understanding, undertaking or other obligation or arrangement; provided, that “Contract” shall not include purchase orders.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, the CARES Act, Families First Act and American Rescue Plan Act of 2021 or (b) any other reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries that are otherwise substantially consistent with actions taken by others in the industries and geographic regions in which the affected businesses of the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19 or any other related global or regional health event or circumstance.

“CSE” means the Chicago Stock Exchange.

“Dataroom” means the virtual dataroom administered by Datasite® in connection with the Contemplated Transactions.

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“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or any Alternative Financing (including the parties to any Debt Commitment Letter and any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating thereto) and, in each case, including each of their respective former, current and future direct or indirect Affiliates, and their and their Affiliates’ respective representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and permitted assigns.

“Deferred Compensation Program” means the Company’s Deferred Compensation Program for Non-Employee Directors, a program under the 2016 Plan, adopted as of December 14, 2021.

“DOE Financing” means Indebtedness (a) issued to finance a project that is the subject of, and which Indebtedness is issued in connection with, a program sponsored or supported by, or under which grants are available from, the United States Department of Energy or any other Governmental Entity of the United States or (b) which is guaranteed by the United States Department of Energy.

“Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, force majeure declared by a third party, or acts of Governmental Entities.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; and (b) legal limitations on enforceability arising from rules of Law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, incorporated or unincorporated joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other legal entity.

“Environmental Law” means any Law relating to pollution or the protection of the environment, natural resources or human health (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Acquired Company, is or was treated, at any relevant time, as a single employer with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, or Section 4001 of ERISA.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Export and Import Law” means any Law of a Governmental Entity (other than a U.S. Governmental Entity) regulating exports, imports or re-exports to, from or within such foreign country, including economic sanctions and the export, import, transfer or re-export of any goods, Software, services or technical data.

“Foreign Investment Law” means any federal, state, foreign, and transnational statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to screen, prohibit, restrict or regulate investments on cultural, public order or safety, privacy, or national or economic security grounds (for the avoidance of doubt, other than those relating to CFIUS).

“Fraud” means, with respect to any Party, the actual and intentional fraud by such Party in the making of any of its representations and warranties set forth in this Agreement, and shall not include constructive or common law fraud.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means: (a) any permit, license, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, identification number, approval, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law; or (b) any right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any U.S. federal, state or local, non-U.S. or transnational governmental, regulatory or administrative agency, commission, court, body, entity, authority or official, including any sub-division thereof, or any non-governmental self-regulatory agency (including stock exchange), commission, authority, arbitration forum or arbitrator, in each case with competent jurisdiction.

“Hazardous Substance” means any substance, material or waste listed, defined, designated or classified as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar meaning) under any Environmental Law, including petroleum or any derivative or byproduct thereof, per- and poly-fluoroalkyl substances, perchlorate, asbestos or asbestos-containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, as of the date of determination and without duplication, all liabilities of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or other similar Contracts, (c) in respect of letters of credit, bankers’ acceptances, and surety and performance bonds that have been drawn down, in each case, to the extent of such draw, (d) for lease obligations of such Person which are required to be capitalized on the books and records of such Person in accordance with GAAP, (e) for Contracts relating to interest rate protection, swap agreements, collar agreements and other hedging arrangements, in each case, to the extent payable if such Contract is terminated upon the consummation of the Contemplated Transactions, (f) in the nature of a guarantee of the obligations described in clauses (a) through (e) above or clause (g) below of any other Person and (g) accrued interest, penalties, fees, reimbursements and premiums that would arise at Closing as a result of the discharge of such amount owed in connection with the Contemplated Transactions. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) obligations under operating leases, (ii) letters of credit, bankers’ acceptances and similar instruments to the extent undrawn or (iii) obligations owing under overdraft facilities or similar obligations.

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“Information Privacy and Security Laws” means all Laws relating to the Processing, use, disclosure, collection, privacy, confidentiality, protection, transfer or security of any data or information (including Personal Information), including any state data breach notification Laws, in each case, applicable to the Acquired Companies.

“Information Privacy and Security Obligations” means all (a) Contracts to which an Acquired Company is a party or otherwise bound, and (b) self-regulatory standards, or written policies or terms of use applicable to the Acquired Companies, in each case, relating to the Processing, use, disclosure, collection, privacy, confidentiality, protection, transfer or security of Personal Information.

“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including any of the following: (a) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues and reexaminations of any of the foregoing; (b) trademarks, service marks, trade dress, logos, trade names, and brands and other similar indicia of source or origin, and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof; (d) internet domain names and social media accounts and handles; (e) Software, database rights and any other rights in Software or other technology; (f) trade secrets, know-how, and confidential information, including inventions, know-how, technical data or information, research and development information, rights in customer and vendor lists, data and customer records, reports, Software development methodologies, process technology, plans, drawings, blueprints, business forecasts and marketing strategies, and business plans; (g) rights of publicity and moral rights; and (h) all renewals for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any Software (including Company Software), hardware, network or systems owned, used, operated, or controlled by or on behalf of, any of the Acquired Companies and used in the conduct of the businesses of the Acquired Companies, including any server, workstation, router, hub, switch, endpoints, platforms, websites, storage, firmware, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by or for any of the Acquired Companies.

“Joint Venture” means, with respect to any Person, any Entity (other than a Subsidiary) of which such Person directly or indirectly owns any voting securities or other equity interests.

“Knowledge” means (a) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

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“Law” means any U.S. federal, state or local or non-U.S. law (including common law), statute, code, treaty, convention, ordinance, rule, regulation, Order or similar requirement of any Governmental Entity.

“Leased Real Property” means all real property leased, subleased or licensed to the Acquired Companies, including all buildings, structures, fixtures and other improvements thereon.

“Legal Proceeding” means any action, suit, litigation, grievance, arbitration, charge, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any public or private arbitrator or arbitration panel.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability is immediately due and payable and regardless of whether such liability would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the footnotes thereto under GAAP).

“Lien” means a lien, mortgage, pledge, security interest, transfer restriction, charge, title defect, deed of trust, adverse claim, subscription right, option to purchase or other encumbrance of any kind or nature whatsoever.

“Mineral Interest” means each mineral deed, concession, claim, license, permit or other right or interest necessary to explore for, develop, mine, produce, process, or refine minerals, concentrates or ores for development purposes on the Owned Real Property and the Leased Real Property.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Parent Termination Fee” means an amount in cash equal to $565,000,000.

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“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or payable, or (ii) which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien imposed by Law arising in the ordinary course of business for amounts (i) not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that is not violated in any respect that is material to the Company and its Subsidiaries, taken as a whole, by the current use or occupancy of the real property subject thereto, (d) that is disclosed on the most recent consolidated balance sheet of the Company including the notes thereto, (e) that secures Indebtedness (i) in existence on the date of this Agreement and identified on Section 6.16 of the Company Disclosure Letter or (ii) not prohibited by Section 6.1(b)(ix), (f) consisting of deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (i) in existence on the date of this Agreement or (ii) incurred in the ordinary course of business, (g) that is a nonexclusive license of Intellectual Property rights granted by the Acquired Companies in the ordinary course of business or (h) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is not material to the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint venture or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Information” means any information in possession or control of any of the Acquired Companies that, alone or in combination with other information held by the Acquired Companies, (a) can be used to identify (directly or indirectly) a natural person, household, computer or device, and (b) any other information that constitutes “personal information,” “personal data,” “personally identifiable information” or their equivalents under any applicable Law.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal, disclosure or other operations performed on data, including Sensitive Data.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Registered IP” means all Intellectual Property that is registered, filed or issued with, by or under the authority of any Governmental Entity or domain name registrar, including all issued patents, registered copyrights, and registered trademarks, all applications for any of the foregoing and all domain name registrations.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances into the environment.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

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“Section 721” shall mean Section 721 of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565, and all implementing regulations thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Information or Sensitive Data; or (b) phishing, cyberattack, fraud or security failure that results in a monetary loss or a significant business disruption.

“Sensitive Data” means all (a) Personal Information, and (b) confidential or proprietary business information or trade secret information (including source code for Company Software).

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, databases, manuals and other specifications and documentation and all know-how relating thereto.

“Solvent” means, with respect to any Person, that: (a) the fair saleable value (determined on a going concern basis) of the assets of such Person is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person has adequate capital to carry on its businesses and all businesses in which it is about to engage.

“Specified Joint Venture” means the Joint Ventures of the Acquired Companies specified on Section 1.1(b) of the Company Disclosure Letter.

“Specified Parent Joint Venture” means the Joint Ventures of Parent or its Affiliates specified on Section 1.1(b) of the Parent Disclosure Letter.

“Subsidiary” means, with respect to any Person, any Entity of which (a) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person, or (b) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have more than 50% of the voting interests in such partnership).

“Tax Return” means any return, election, form, report, statement or similar filing filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return, attached schedules or other attachments thereto or declaration of estimated Taxes.

“Taxes” means any and all U.S. federal, state or local or non-U.S. taxes, imposts, duties, levies or other similar assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including any income, capital gains, franchise, windfall, profits, license, capital, transfer, estimated, alternative, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, severance, social security, disability, workers’ compensation, net worth, excise, withholding, environmental, registration, stamp, goods and services, ad valorem and value added taxes.

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“Treasury Regulations” means the regulations promulgated under the Code.

“Union” means any labor organization, union, works council, or similar entity, or other body representing one or more current or former employees of any Acquired Company.

“U.S. Export and Import Law” means any applicable U.S. Law regulating exports, re-export, deemed (re)exports, transfers or imports of goods, services, Software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the economic sanctions laws, regulations and executive orders administered by OFAC or the U.S. Department of State, the Tariff Act of 1930 the Trade Act of 1974 and anti-boycott laws and regulations implemented by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.

“USW” means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union.

“Willful Breach” means with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of this Agreement.

Section 1.2            Terms Defined Elsewhere. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used in this Agreement:

Term	Section
Action	Section 6.10(b)
Adverse Effect on Financing	Section 6.17(b)
Affordable Care Act	Section 4.16(e)
Agents	Section 6.16(c)
Agreement	Preamble
Alternative Financing	Section 6.17(d)
Alternative Proposal	Section 6.4(h)
Anti-Corruption Laws	Section 4.13(b)
Appraisal Rights	Section 3.1(b)
Book-Entry Shares	Section 3.1(a)(i)
Cancelled Shares	Section 3.1(a)(ii)
Certificate of Merger	Section 2.3

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Term	Section
Certificates	Section 3.1(a)(i)
CFIUS Notice	Section 6.7(h)
Change of Recommendation	Section 6.4(e)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 3.2(b)(iii)
Common Stock	Section 3.1(a)(i)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article 4
Company Election	Section 8.3(b)
Company Employees	Section 6.6(a)
Company Product	Section 4.19
Company Related Parties	Section 8.3(a)
Company SEC Reports	Section 4.5(a)
Company Stockholders’ Meeting	Section 6.5(b)
Confidentiality Agreement	Section 6.3(b)
Debt Commitment Letter	Section 5.11(a)
Debt Financing	Section 5.11(a)
Debt Offer Documents	Section 6.16(b)
Debt Offers	Section 6.16(b)
DGCL	Recitals
Dissenting Shares	Section 3.1(b)
DOJ	Section 6.7(c)
EDGAR	Section 1.3(g)
Effective Time	Section 2.3
End Date	Section 8.1(b)
Exchange Fund	Section 3.2(a)
Excluded Benefits	Section 6.6(a)
Fee Letter	Section 5.11(a)
FTC	Section 6.7(c)
Funding Obligations	Section 5.11(b)
Funds	Section 5.11(b)
Guaranteed Obligations	Section 9.13(a)
Guarantor	Preamble
HSR Act	Section 4.4(b)
Indemnified Party	Section 6.10(b)
Intervening Event	Section 6.4(j)
Intervening Event Notice	Section 6.4(f)
Leased Mineral Interests	Section 4.9(c)
Leases	Section 4.9(b)
Legal Restraint	Section 7.1(b)
Material Contract	Section 4.11(a)

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Term	Section
Maximum Amount	Section 6.10(c)
Measurement Time	Section 4.2(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Mineral Interest Leases	Section 4.9(c)
Multiemployer Plan	Section 4.16(g)
New Debt Commitment Letter	Section 6.17(d)
New Plans	Section 6.6(b)
Non-U.S. Plan	Section 4.16(e)
Old Plans	Section 6.6(b)
Option Grant Date	Section 4.16(m)
Owned Real Property	Section 4.9(a)
Parent	Preamble
Parent Disclosure Letter	Article 5
Parent Material Adverse Effect	Section 5.1
Parent Related Parties	Section 8.3(a)
Parties	Preamble
Paying Agent	Section 3.2(a)
Payoff Letters	Section 6.16(a)
Proposed Dissenting Shares	Section 3.1(b)
Recommendation	Section 4.3
Redemption	Section 6.16(e)
Remedial Action	Section 6.7(c)
Repayment	Section 6.16(e)
Replacement Debt Commitment Letters	Section 6.17(b)
Representatives	Section 6.3(a)
Required Approvals	Section 7.1(c)
Required Company Stockholder Vote	Section 4.22
Right-to-Bid Provision	Section 4.16(d)
Sanctioned Country	Section 4.13(d)
Second Request	Section 6.7(c)
Section 409A	Section 4.16(m)
Share	Section 3.1(a)(i)
Significant Customers	Section 4.20
Significant Suppliers	Section 4.20
Successorship Provision	Section 4.16(d)
Superior Proposal	Section 6.4(i)
Superior Proposal Notice	Section 6.4(e)
Surviving Corporation	Section 2.1
Takeover Statute	Section 4.21
Tax Proceeding	Section 4.15(f)
Tax Sharing Agreement	Section 4.15(l)

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Term	Section
Termination Date	Section 6.1(a)
Transition Committee	Section 6.22(a)
Trustees	Section 6.16(d)
U.S. Antitrust Agencies	Section 6.7(c)
USW Agreements	Section 5.9
WARN Act	Section 4.16(a)

Section 1.3            Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

(a)            the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and the use of the masculine, feminine, or neuter gender shall not limit any provision of this Agreement;

(b)            where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(c)            the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)            references to this “Agreement” include the Company Disclosure Letter and the Parent Disclosure Letter;

(e)            references made in this Agreement to Articles, Sections, paragraphs, clauses, Exhibits, the Preamble and Recitals are references to articles, sections, paragraphs, clauses, exhibits, the preamble and recitals of this Agreement;

(f)            the words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified;

(g)            where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been posted to the Dataroom and accessible by Parent and its Representatives, provided directly (including via email) to Parent or its Representatives (solely with respect to Section 6.4) or made publicly available on the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) database of the SEC, in each case, no later than two (2) Business Days prior to the date hereof (other than to the extent such term expressly refers to events to occur on or after the date hereof);

(h)            references to “day” or “days” are references to calendar days, unless the defined term “Business Days” is used;

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(i)            whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty;

(j)            with respect to any determination of any period of time, the word “from” means “from and including,” the word “to” means “to and including” and the word “through” means “through and including”;

(k)            references to “the date hereof,” “the date of this Agreement” and words of similar import refer to the date set forth in the preamble to this Agreement;

(l)            references to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder and references to specific Contracts or specific provisions thereof are to such Contracts or provisions as amended, restated, supplemented, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time; provided, that with respect to any Contract listed in the Company Disclosure Letter, such references shall only include any amendments, replacements or modifications that are made available to Parent prior to the date hereof;

(m)            references to any “copy” of any Contract or other document refer to a true and complete copy thereof;

(n)            the word “or” includes both the conjunctive and disjunctive;

(o)            the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(p)            the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(q)            the term “third party” shall mean any Person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates;

(r)            all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein;

(s)            all accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP;

(t)            any reference to any Law is a reference to the Law as amended, modified, supplemented, re-enacted or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any section of any statute, rule or regulation includes any successor to the section;

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(u)            references to dollars or “$” are references to United States of America dollars;

(v)            any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Acquired Companies, taken as a whole, consistent with past practice;

(w)            any references to wholly owned Subsidiaries of the Company shall be deemed to include Big River Steel Holdings LLC and BRS Stock Holdco LLC.

(x)            any reference to “Subsidiary,” “Subsidiaries,” “Acquired Company” or “Acquired Companies” in Section 4.1(a), Section 4.2(c), Section 4.2(d) or the first sentence of Section 4.2(e) (and any related defined terms) shall include the Specified Joint Ventures; provided that any such representation or warranty (other than the first sentence of Section 4.2(e)) given in respect of any Specified Joint Ventures that is not controlled by the Company or one of its Subsidiaries shall be given only to the Knowledge of the Company; and

(y)            any reference to “Subsidiary,” “Subsidiaries,” “Acquired Company” or “Acquired Companies” in Section 6.1(b) (and any related defined terms) shall include the Specified Joint Ventures of the Company; provided that any reference in this Agreement to (i) the obligation of the Company to cause or use any efforts to cause any Specified Joint Venture to take any action or refrain from taking any action or (ii) the taking of any action or the refraining from taken any action by any Specified Joint Venture shall only require the Company to cause such Specified Joint Venture to take such action or refrain from taking such action or such Specified Joint Venture to take such action or refrain from taking such action, as applicable, to the maximum extent permitted by the organizational documents and governance arrangements of such Specified Joint Venture and, to the extent applicable, its fiduciary duties in relation to such Specified Joint Venture.

ARTICLE 2
THE MERGER

Section 2.1            The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.2            Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Milbank LLP, 55 Hudson Yards, New York, NY, USA, 10001, at 10:00 a.m., local time, or remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

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Section 2.3            Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 2.4            Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5            Organizational Documents of the Surviving Corporation. Subject to Section 6.10, at the Effective Time:

(a)            the certificate of incorporation of the Company shall be amended to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except with respect to the name of the Surviving Corporation) until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and

(b)            the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, or such other name as designated by Parent), as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.6            Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in each case, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.7            Officers of the Surviving Corporation. The officers of Merger Sub as of immediately prior to the Effective Time or such other individuals as designated by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in each case, in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

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ARTICLE 3
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1            Effect on Capital Stock.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)            Conversion of Common Stock. Each share of common stock, par value $1.00 per share, of the Company (such shares, collectively, the “Common Stock,” and each, a “Share”) that is outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive $55.00 per Share in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) or noncertificated Shares represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender of Certificates or Book-Entry Shares in accordance with Section 3.2.

(ii)            Cancellation of Shares. Each Share that is owned by the Company or any wholly owned Subsidiary of the Company as treasury stock or otherwise, but excluding for the avoidance of doubt any shares of Common Stock held by any Company Employee Plan or trust related thereto (other than, for the avoidance of doubt, shares of Common Stock reserved for issuance under any of the Company Equity Plans), or held, directly or indirectly, by Parent or Merger Sub or any wholly owned Subsidiary of Parent immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)            Conversion of Merger Sub Common Stock. Each share of common stock, par value $1.00 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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(b)            Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such Shares, as applicable (the “Dissenting Shares”), pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood and acknowledged that such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 3.1(a). “Proposed Dissenting Shares” means shares of Common Stock whose holders provide demands for appraisal to the Company prior to the Company Stockholders’ Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the Appraisal Rights and as provided in the first sentence of this Section 3.1(b). The Company shall give Parent (i) notice and copies of any demands received by the Company for appraisals of Shares and (ii) the reasonable opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

(c)            Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement (including Section 6.1).

Section 3.2            Exchange of Certificates.

(a)            Paying Agent. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article 3 (such cash being referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to pay the Merger Consideration in accordance with Section 3.1(a), Parent shall as promptly as reasonably practicable deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement.

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(b)            Payment Procedures.

(i)             As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of Shares represented by Certificates whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)            Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and (y) the Merger Consideration. As soon as reasonably practicable after the later to occur of (i) the Effective Time, and (ii) to the extent required by the Paying Agent, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), Parent shall cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for an amount in cash equal to the product of (x) the number of Shares that are represented by such holder’s Book-Entry Shares and (y) the Merger Consideration, in each case, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or cancellation of Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration upon due surrender of a Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii)           The Paying Agent, the Company, Parent and Merger Sub (and their respective Affiliates or agents), as applicable, and any other applicable withholding agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of applicable U.S. state or local or non-U.S. Tax Law with respect to the making of such payment. To the extent that such amounts are so deducted or withheld and paid over to the relevant Governmental Entity within the time and in the manner required by applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary, any compensatory amounts payable to any current or former employee of the Company or any of its Subsidiaries pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable, or, at the election of the Company, through a payroll agent, in either case subject to any required deductions or withholdings.

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(c)            Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 3.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 3.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that, as of the first (1st) anniversary of the Effective Time, remains undistributed to the former holders of Shares shall thereafter be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Article 3 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)            Abandoned Property; No Liability. Any portion of the Merger Consideration remaining unclaimed by the former holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Anything in this Agreement to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund solely as reasonably directed by Parent; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. Government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 3, and following any losses from any such investment, Parent shall as promptly as reasonably practicable provide, or cause the Surviving Corporation to provide, additional funds to the Paying Agent for the benefit of the holders of Shares. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).

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(g)            Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article 3, and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 3.3            Treatment of Company Equity Awards.

(a)            Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and shall be cancelled and converted into the right of the holder of each such Company RSU Award (or portion thereof) to receive (subject to any applicable withholdings) an amount in cash equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of Shares subject to such Company RSU Award (or portion thereof) immediately prior to the Effective Time, together with any accrued and unpaid dividends corresponding to such vested Company RSU Award (or portion thereof).

(b)            Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company PSU Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and shall be cancelled and converted into the right of the holder of each such Company PSU Award (or portion thereof) to receive (subject to any applicable withholdings) an amount in cash equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of Shares subject to such Company PSU Award (or portion thereof) immediately prior to the Effective Time, together with any accrued and unpaid dividends corresponding to such vested Company PSU Award (or portion thereof). For purposes of clause (ii) of the immediately preceding sentence, the total number of Shares subject to a Company PSU Award shall be based on deemed achievement of the greater of (1) maximum performance, to the extent such treatment is required by the applicable award agreement as of the date hereof, (2) actual performance or (3) target performance through the Effective Time; it being understood that if any portion of the Company PSU Award has been earned by its terms as of the Effective Time, but has not yet become vested, the total number of Shares subject to such Company PSU Award shall be based on the number of Shares actually earned.

(c)            Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company Option Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and shall be cancelled, and converted into the right of the holder of each such Company Option Award to receive (subject to any applicable withholdings) an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option Award, multiplied by (ii) the number of shares of Common Stock subject to such Company Option Award immediately prior to the Effective Time (assuming full vesting for any Company Option Award (or portion thereof) that is subject to performance-based vesting). For the avoidance of doubt, in the event that the exercise price of any Company Option Award (whether vested or unvested) is equal to or greater than the Merger Consideration, such Company Option Award shall be cancelled without any consideration being payable in respect thereof and shall have no further force or effect.

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(d)            Each Company DSU Award shall be converted into the right to receive an amount in cash equal to the Merger Consideration or such other amount contemplated by the Company DSU Award and settled in accordance with the terms of the Deferred Compensation Program and the deferral election applicable to such Company DSU Award, subject to compliance with the applicable plan documents and Section 409A of the Code.

(e)            The payments described in Section 3.3(a), (b), and (c) shall, at the Company’s election, be made by the Surviving Corporation or through a payroll agent (in either case subject to any required deductions or withholdings) within thirty (30) days after the Effective Time or at such later date required to avoid the imposition of Taxes under Section 409A of the Code.

(f)            Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall take all actions necessary to (i) effectuate the provisions set forth in this Section 3.3, and (ii) terminate the Company Equity Plans as of the Effective Time. Parent shall have a reasonable opportunity to review and comment on all resolutions effectuating the provisions set forth in this Section 3.3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of this Agreement and the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on its face, except as specified therein) or (b) any information set forth in any Company SEC Report (including any documents incorporated by reference therein) filed with the SEC at least two (2) Business Days prior to the date of this Agreement and publicly available on EDGAR on or after January 1, 2021 (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature), it being understood that nothing disclosed in any Company SEC Report shall be deemed disclosed in respect of the representations and warranties set forth in Section 4.2, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1            Qualification; Organization.

(a)            Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except (other than with respect to the Company’s due organization, valid existence, good standing or corporate power and authority), in each case, as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

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(b)            The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and each of its Subsidiaries, each as amended to the date of this Agreement, and each as so made available is in full force and effect. None of the Company or its Subsidiaries is in violation in any material respect of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 4.2            Capitalization; Subsidiaries.

(a)            The authorized capital stock of the Company consists of: (i) 400,000,000 shares of Common Stock, of which 223,135,077 shares have been issued and are outstanding as of the close of business on December 14, 2023 (the “Measurement Time”); and (ii) 40,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding as of the date of this Agreement. As of the Measurement Time, 61,937,149 shares of Common Stock are held by the Company as treasury stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for the shares of Common Stock held by the Company as treasury stock, there are no shares of Common Stock held by any of the Acquired Companies. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock or capital stock of any of the Company’s Subsidiaries, except for the Confidentiality Agreement. None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities of the Company (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or the cashless exercise or tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement).

(b)            As of the close of business on the Measurement Time:

(i)             3,712,487 shares of Common Stock are subject to issuance and/or delivery pursuant to outstanding Company RSU Awards;

(ii)            26,193,685 shares of Common Stock are reserved for future issuance pursuant to the Company Notes;

(iii)           2,644,443 shares of Common Stock are subject to issuance and/or delivery pursuant to outstanding Company PSU Awards (assuming target level of performance and 5,288,886 shares of Common Stock assuming maximum level of performance);

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(iv)           846,442 shares of Common Stock subject to outstanding Company Option Awards with a weighted average exercise price of $28.57;

(v)            no Company Equity Awards are outstanding other than (x) those granted under the Company Equity Plans and referenced in the preceding clauses (i) through (iv), and (y) the Company DSU Awards referenced in clause (viii) below;

(vi)          4,686,633 shares of Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans;

(vii)          zero dividend equivalents have been credited to outstanding Company RSU Awards and zero dividend equivalents have been credited to outstanding Company PSU Awards (assuming target level of performance and zero dividend equivalents assuming maximum level of performance); and

(viii)        742,675 Company DSU Awards are credited to accounts under the Deferred Compensation Program.

(c)            Except as set forth in Section 4.2(a) or Section 4.2(b) and for shares of Common Stock issued following the Measurement Time pursuant to the exercise or vesting of Company Equity Awards outstanding as of the Measurement Time in accordance with the terms of Company Equity Awards as in effect as of the Measurement Time, as of the date of this Agreement there is no: (i) share of capital stock or other equity interest or voting security of the Company authorized, issued or outstanding; (ii) outstanding equity or equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; (iv) Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (v) condition or circumstance that, to the Knowledge of the Company, gives rise to or provides a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.

(d)            All outstanding shares of Common Stock, options, warrants, equity or equity-based compensation awards, including the Company Equity Awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts.

(e)            All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries are duly authorized, fully paid and non-assessable and have been validly issued and are owned by one or more of the Acquired Companies, free and clear of all Liens other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary. Each of the Company’s Subsidiaries is wholly owned by one or more of the Acquired Companies. Neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any voting securities of, or other equity interests in, any Person, other than the Subsidiaries of the Company.

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(f)            The Company Board has adopted resolutions to suspend the Company DRIP.

Section 4.3            Corporate Authority; Binding Nature of This Agreement. The Company has the necessary corporate power and authority to enter into, to deliver and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, including the Merger, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company Board (at a meeting duly called and held) on or prior to the date of this Agreement has unanimously: (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; (c) recommended the adoption of this Agreement by the holders of Common Stock (the “Recommendation”) and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar applicable Law that otherwise might apply to the Merger or any of the other Contemplated Transactions. Subject to Section 6.4(e), the Company Board has not rescinded, modified or withdrawn any of the actions referred to in the immediately preceding sentence in any respect. Except for the Required Company Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Guarantor, Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.4            Non-Contravention; Consents.

(a)            Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger or any of the other Contemplated Transactions by the Company, will directly or indirectly (with or without notice or lapse of time):

(i)             subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote, contravene, conflict with or result in a violation of the certificate of incorporation, bylaws or other charter or organizational or governing documents of the Acquired Companies;

(ii)            subject to any filings, notices or Consents contemplated by Section 4.4(b), contravene, conflict with or result in a violation of any Law or Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

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(iii)            contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Contract; (B) a penalty under any Material Contract; (C) accelerate the maturity or performance of any Material Contract; or (D) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract; or

(iv)            result in the creation of any Lien (other than Permitted Liens) upon any asset or property owned or used by any of the Acquired Companies;

except, in the case of clauses (ii), (iii) and (iv) above, for any such filings, notices or Consents (or lack thereof), contraventions, conflicts, violations, breaches, defaults, rights or Liens that do not, individually or in the aggregate, constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Contemplated Transactions.

(b)            Except as may be required by (x) the Exchange Act, (y) the DGCL and (z) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder (“HSR Act”) and the other Required Approvals, including compliance with applicable Foreign Investment Laws, none of the Acquired Companies is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other Contemplated Transactions, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Contemplated Transactions.

Section 4.5            Reports and Financial Statements.

(a)            All forms, statements, certifications, reports and other documents (including exhibits and all other information incorporated by reference therein) required to have been filed or furnished by the Company with the SEC since January 1, 2021 (the “Company SEC Reports”) have been so filed on a timely basis and, as of the date hereof, are publicly available on EDGAR. None of the Company’s Subsidiaries is required to file any form, statement, certification, report or other document with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated in such Company SEC Report or necessary in order to make the statements in such Company SEC Report, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

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(b)            The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be expressly indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered in each statement. None of the Acquired Companies are a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract, in each case, where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Company in the Company’s published financial statements or other Company SEC Reports.

(c)            The Company maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances (i) that all material information concerning the Acquired Companies required to be disclosed is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s independent auditors and the audit committee of the Company Board and in a Company SEC Report (A) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE and the CSE and, since January 1, 2021, has not received any written notice from the NYSE or the CSE asserting any non-compliance with such rules and regulations.

(d)            The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. The Company has no outstanding, and has not arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

Section 4.6            Absence of Changes.

(a)            Since January 1, 2023 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b)            Since January 1, 2023 through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, the Company’s exploration of strategic alternatives and this Agreement, none of the Company or any of its Subsidiaries has taken any action, or agreed to take any action, that if taken during the period from the date of this Agreement until the Closing, would require Parent’s consent under Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), Section 6.1(b)(vi) (with respect to the Company itself), Section 6.1(b)(viii), Section 6.1(b)(xv) (solely with respect to the Company itself) or Section 6.1(b)(xix) (solely with respect to the foregoing provisions).

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Section 4.7            Legal Proceedings; Orders.

(a)            There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, except for Legal Proceedings that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole; or (ii) that, as of the date of this Agreement, challenges, or that may reasonably be expected to have the effect of preventing, delaying or otherwise interfering with, the Merger or any of the Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that reasonably would be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)            There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject, except for Orders that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. To the Knowledge of the Company, no officer of any of the Acquired Companies is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

Section 4.8            Title to Assets. Except for Owned Real Property, for which the representations with respect to title are the subject of Section 4.9, and Intellectual Property, for which the representations with respect to title or ownership are the subject of Section 4.10, the Acquired Companies own, and have good and valid title to, all assets purported to be owned by them that are material to the Acquired Companies taken as a whole. All of the material tangible personal assets are owned by the Acquired Companies free and clear of any Liens, except for Permitted Liens.

Section 4.9            Real Property; Equipment; Leasehold.

(a)            Section 4.9(a) of the Company Disclosure Letter sets forth a list of material real property owned by the Acquired Companies as of the date of this Agreement (the “Owned Real Property”). Other than the Owned Real Property, none of the Acquired Companies owns any material real property or any interest in material real property as of the date of this Agreement. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Acquired Companies are the sole owners of the Owned Real Property and, subject to the Permitted Liens, have good and valid fee simple title and, to the Knowledge of the Company, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Liens, except for Permitted Liens.

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(b)            Section 4.9(b) of the Company Disclosure Letter sets forth a true, complete and accurate list of each material real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person as of the date of this Agreement (the “Leases”). Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Acquired Companies are the sole holders of good and valid leasehold interests in and to all of the Leased Real Property, and the Acquired Companies’ interests in the Leased Real Property are free and clear of any Liens, except for Permitted Liens. All of the Leases are (i) valid, binding on and enforceable against the applicable Acquired Company and, to the Knowledge of the Company, each of the parties thereto, subject to the Enforceability Exceptions, and (ii) in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all material rents, additional rents and other amounts due to date pursuant to each Lease have been paid, except, in each case, as does not, individually or in the aggregate, constitute a Company Material Adverse Effect. No Acquired Company has received any written notice of a material breach or default under any Lease to which it is a party, nor, to the Knowledge of the Company, has any other party to any Lease breached such Lease in any material respect, nor has any event or omission occurred which with the giving of notice or the lapse of time, or both, would constitute a material breach or default under any Lease, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(c)            With respect to all Mineral Interests owned by the Acquired Companies, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Acquired Companies are the sole owners, have good and valid fee simple title and marketable title to the Mineral Interests, and the Mineral Interests are free and clear of all Liens, other than Permitted Liens. With respect to the Mineral Interests that are leased by the Acquired Companies from any other Person as of the date hereof (the “Leased Mineral Interests”), except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the lease agreements and operating agreements pursuant to which with the Leased Mineral Interests are leased by the Acquired Companies (the “Mineral Interest Leases”) are: (i) valid, binding on and enforceable against the applicable Acquired Company and, to the Knowledge of the Company, each of the parties thereto, subject to the Enforceability Exceptions, (ii) in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all material royalties, production payments, rents, additional rents and other amounts due to date pursuant to each lease have been paid, and (iii) free and clear of all Liens other than Permitted Liens. No Acquired Company has received any written notice of a material breach or default under any Mineral Interest Lease to which it is a party, nor, to the Knowledge of the Company, has any other party to any Mineral Interest Lease breached such Mineral Interest Lease in any material respect, nor has any event or omission occurred which with the giving of notice or the lapse of time, or both, would constitute a material breach or default under any such lease, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

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(d)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term and, to the Knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is authorized by, and is in compliance with all applicable zoning, land use, building, fire, health, labor, safety and health laws and other applicable Laws. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company has not received written notice of a pending or, to the Knowledge of the Company, threatened Legal Proceeding that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any material Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of any pending rezoning, condemnation or eminent domain proceedings relating to any Owned Real Property or Leased Real Property. To the Knowledge of the Company, there are no variances, special zoning exceptions, conditions or agreements affecting the Owned Real Property or any part thereof, that would have a material and adverse effect on the use of the Owned Real Property and, to the Knowledge of the Company, the Company’s use of the Leased Real Property as of the date of this Agreement.

(e)            Except for customary access rights or easements or licenses granted in the ordinary course of owning or operating the Owned Real Property or Leased Real Property, as applicable, that are deemed to constitute Permitted Liens pursuant to the terms of this Agreement and except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, occupancy agreements, purchase agreements or other contractual obligations that grant an interest in the right of use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Acquired Companies, (ii) there is no Person in possession of any of the Owned Real Property or Leased Real Property other than the Acquired Companies, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein.

(f)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, all buildings, structures, fixtures, machinery, vehicles, equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted and are proposed to be conducted, and, each such asset is in good condition and repair (ordinary wear and tear excepted).

(g)            The Company’s mineral reserves and mineral resources estimates for the minerals, concentrates or ores for development purposes on the Owned Real Property and the Leased Real Property were prepared in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral resources or mineral reserves of the Company from the amounts set forth in the Company’s technical reports other than as a result of production activities in the ordinary course.

Section 4.10            Intellectual Property.

(a)            Section 4.10(a) of the Company Disclosure Letter identifies each item of material Registered IP included in the Company IP as of the date of this Agreement, and specifies for each item, as applicable, the title, the jurisdiction in which it is filed and the registration or application number. All Registered IP included in the Company IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

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(b)            The Acquired Companies exclusively own all right, title and interest in and to the material Company IP, free and clear of any Liens, except for Permitted Liens. Except as would not reasonably be expected to be material and adverse to the Acquired Companies, taken as a whole, the Acquired Companies have valid and enforceable rights to use all other material Intellectual Property used in or necessary to conduct the businesses of the Acquired Companies.

(c)            To the Knowledge of the Company, no Acquired Company, including in the conduct of its business, since January 1, 2021, has infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. To the Knowledge of the Company, since January 1, 2021, no third party has infringed, misappropriated, or otherwise violated any material Company IP in any material respect. Without limiting the generality of the foregoing, since January 1, 2021, there has been no Legal Proceeding (i) alleging infringement, misappropriation, or violation of any Intellectual Property of another Person by an Acquired Company or (ii) challenging or contesting any Acquired Company’s ownership or use of, or the validity or enforceability of, any material Company IP. Since January 1, 2021, no Acquired Company has brought any Legal Proceeding, charge, demand, notice or threat against a third party for infringing, misappropriating or violating material Company IP.

(d)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) each Acquired Company takes reasonable steps to protect the confidentiality, integrity and security of its Sensitive Data and its IT Systems against any unauthorized use, access, interruption, modification or corruption; (ii) each Acquired Company has implemented and maintains information security, backup and data recovery, disaster recovery, and business continuity plans and procedures that are reasonable for its business and that comply in all material respects with all applicable Information Privacy and Security Laws and Information Privacy and Security Obligations; and (iii) to the Knowledge of the Company, since January 1, 2021, no Acquired Company has been subject to any Security Breach. Since January 1, 2021, the Acquired Companies have not been notified in writing, or required by Information Privacy and Security Laws, Governmental Entity or Information Privacy and Security Obligations to notify in writing, any Person of any Security Breach. Since January 1, 2021, no Acquired Company has received any written notice of any claim, investigation (including investigation by a Governmental Entity) or alleged violation of any Information Privacy and Security Laws or Information Privacy and Security Obligations with respect to Personal Information used or held for use by any of the Acquired Companies in the conduct of its business.

(e)            All current and former employees and contractors of the Acquired Companies who have developed or contributed to material Intellectual Property have executed Contracts that assign to the Acquired Companies all of such Person’s rights, title and interest in and to such Intellectual Property or such Intellectual Property has been assigned to an Acquired Company by operation of law.

(f)            Except as would not reasonably be expected to be material and adverse to the Acquired Companies, taken as a whole, since January 1, 2021, (i) there has been no malfunction or other substandard performance involving any IT System, and (ii) to the Knowledge of the Company, the IT Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code, that in each case of clauses (i) and (ii), that has caused a material disruption to the operation of the business of any of the Acquired Companies and has not been remediated.

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(g)            Except as would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole, no Acquired Company has incorporated or otherwise used open source Software in a manner that would impose any limitation, restriction, waiver of rights, or condition on the right or ability of any Acquired Company to use, distribute or commercially exploit any Company Software (excluding such open source Software), other than notice and attribution requirements.

Section 4.11          Material Contracts.

(a)            Except for this Agreement, the Company Employee Plans or as filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)             any Company Contract: (A) involving or related to a Joint Venture, strategic alliance, partnership or sharing of profits or revenue, in each case material to the Acquired Companies (taken as a whole); or (B) except to the extent accounted for or reflected in the Company’s capital expenditure budget set forth in Section 4.11(a)-1(i) of the Company Disclosure Letter (the “Capex Budget”), obligating the Company or any of its Subsidiaries to make any capital investment or capital expenditure in excess of $20,000,000 per annum or in excess of $100,000,000 over the remaining life of such Company Contract;

(ii)            any Company Contract that requires or is expected to require during the course of the 2024 calendar year annual payments by or to any Acquired Company in excess of $50,000,000 (other than Contracts for sales of raw materials, inventory or finished goods in the ordinary course of business);

(iii)           any Company Contract relating to any material Company IP licensed out (including by sublicense or covenant not to sue) by any Acquired Company to any other Person or material Intellectual Property licensed in (including by sublicense or covenant not to sue) to any Acquired Company by any other Person (excluding any (A) “off the shelf” or that is readily available pursuant to a standard “shrink wrap” or other similar license agreement (regardless of whether negotiated or modified) or other commercially available Software that has a purchase price or annual license fee of less than $10,000,000; (B) non-exclusive licenses granted in the ordinary course of business to or from any customer of an Acquired Company; (C) non-exclusive licenses granted or received in the ordinary course of business in connection with any standard non-disclosure or confidentiality agreement of an Acquired Company; and (D) open source Software licenses);

(iv)           any Company Contract entered into at any time since January 1, 2021: (A) relating to the disposition or acquisition by any Acquired Company of any business, product line or other material assets outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $100,000,000 individually or $300,000,000 in the aggregate for all such Company Contracts (excluding, in any case, the acquisition or disposition of inventory, supplies, equipment or products in the ordinary course of business); or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, in any Person other than short term investments, including money market funds, bank deposits, commercial paper and other money market instruments as disclosed in the Company Balance Sheet or the notes thereto, incurred in the ordinary course of business, for consideration in excess of $10,000,000, in any other Person, other than another Acquired Company;

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(v)            any Company Contract entered into at any time since January 1, 2021 relating to the disposition or acquisition by any Acquired Company of any business, product line or other material assets of the Acquired Companies (taken as a whole) or another Entity (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with (A) continuing material indemnification obligations of the Acquired Companies (taken as a whole) or (B) any material remaining “earn out” or other contingent payment or consideration of the Acquired Companies (taken as a whole) that has not been substantially satisfied prior to the date of this Agreement;

(vi)            any Company Contract that by its terms limits in any material respect the ability of the Acquired Companies (taken as a whole): (A) to engage in any line of business or compete with, or provide any product or service to, any other Person or in any geographic area; or (B) to acquire any product or other asset or any service from any Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person;

(vii)            any Company Contract that by its terms: (A) grants exclusive rights to market, sell or deliver any product or service of, and material to, the Acquired Companies (taken as a whole); (B) contains any “most favored nation” or similar provision in favor of the counterparty for a product or service of, and material to, the Acquired Companies (taken as a whole); (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset of the Acquired Companies (taken as a whole); (D) obligating any Acquired Company to purchase a specified minimum amount of goods or services, in each case, in excess of $50,000,000 (other than Contracts for purchases of raw materials, inventory or finished or goods in the ordinary course of business); or (E) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of any Acquired Companies’ requirements from any third party;

(viii)            any Company Contract relating to Indebtedness in excess of $100,000,000 or creating a Lien (other than a Permitted Lien) on the equity interests of, or any of the material assets or properties of, any of the Acquired Companies;

(ix)            any settlement, conciliation or similar Company Contract arising out of a Legal Proceeding or threatened Legal Proceeding: (A) that materially restricts or imposes any material obligation on the Acquired Companies (taken as a whole) or materially disrupts the business of the Acquired Companies (taken as a whole) as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $10,000,000 individually or $30,000,000 in the aggregate following the date of this Agreement;

(x)            any material Contract with any Governmental Entity;

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(xi)            any Company Contract between or among an Acquired Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of the outstanding shares of any class of capital stock of the Company, or any Affiliate of the foregoing, on the other hand (other than a Company Employee Plan); or

(xii)          any other Company Contract (other than any other Material Contract), the termination of which constitutes a Company Material Adverse Effect.

Each Contract of the type described in this Section 4.11(a) or filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, together with each lease listed on Section 4.9(b) of the Company Disclosure Letter, in each case, whether entered into prior to, on or following the date hereof, is referred to herein as a “Material Contract.” The Company has made available to Parent a true, correct and complete copy of each Material Contract existing as of the date hereof.

(b)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms against each Acquired Company which is a party thereto, subject to the Enforceability Exceptions and assuming the validity, binding nature and enforceability against the counterparty or counterparties thereto. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has violated or breached, or committed any default under, any Material Contract, and none of the Acquired Companies, and, to the Knowledge of the Company, no other Person, would, with or without notice or lapse of time, or both, be in breach or violation of, or default under, any such Material Contract, where such violation, breach or default, individually or in the aggregate, constitutes a Company Material Adverse Effect. None of the Acquired Companies has received any written notice regarding any actual or, to the Knowledge of the Company, threatened breach or violation of, or default under, any such Material Contract, or the intention to cancel any such Material Contract.

Section 4.12            Liabilities. None of the Acquired Companies has any Liability that would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the footnotes thereto under GAAP), except for: (i) Liabilities reflected, reserved against or otherwise included or disclosed in the Company Balance Sheet or the notes thereto; (ii) Liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of contract or violation of Law); (iii) Liabilities for performance of obligations of the Acquired Companies not yet due under Company Contracts; (iv) Liabilities described in Section 4.12 of the Company Disclosure Letter; (v) Liabilities incurred pursuant to this Agreement and the Contemplated Transactions; and (vi) other Liabilities that do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.13            Compliance with Laws.

(a)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, each of the Acquired Companies is, and at all times since January 1, 2021 has been, in compliance with all applicable Laws, including Information Privacy and Security Laws. Since January 1, 2021, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity or other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Law.

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(b)            Since January 1, 2021, none of the Acquired Companies, and to the Knowledge of the Company, no director, officer or other employee acting on behalf of an Acquired Company or agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Law, including the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable comparable law of a jurisdiction outside the United States (“Anti-Corruption Laws”); (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (iv) otherwise violated Anti-Corruption Laws in any material respect. For purposes of this Section 4.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is contrary to any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since January 1, 2021, none of the Acquired Companies or, to the Knowledge of the Company, any other Entity under their control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any applicable Law in respect of the matters contemplated by this Section 4.13(b). Since January 1, 2021, none of the Acquired Companies or, to the Knowledge of the Company, any Entity under their control has disclosed to any Governmental Entity information that establishes or indicates that an Acquired Company violated or would reasonably be expected to have violated any applicable Law in respect of the matters contemplated by this Section 4.13(b), and to the Knowledge of the Company, no circumstances exist that would reasonably be expected to give rise to such a violation in the future.

(c)            Since January 1, 2021, each of the Acquired Companies and, to the Knowledge of the Company, each Entity under their control (i) has been and is in compliance in all material respects with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has obtained and complied in all material respects with all licenses, registrations and other authorizations required in connection with its exports, re-exports, deemed exports or re-exports, transfers or imports, in each case as required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business. Since January 1, 2021, none of the Acquired Companies has been charged, prosecuted, cited, fined, or, to the Knowledge of the Company, investigated for any material failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no Legal Proceeding, investigation, or inquiry relating to U.S. Export and Import Laws or Foreign Export and Import Laws is, or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company), or any agent or other third party acting on behalf of any Acquired Company by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

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(d)            Since January 1, 2021, none of the Acquired Companies nor, to the Knowledge of the Company, any of their respective directors, officers, employees or any agent acting on behalf of any Acquired Company: (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or applicable Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council or the European Union; (ii) is or has been located in, organized under the laws of, ordinarily resident in, or engaged in any dealings (direct or indirect) with any country, territory, or geographic region subject to comprehensive OFAC sanctions (a “Sanctioned Country”); (iii) has made a disclosure (voluntary or otherwise) to a Governmental Entity regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law; or (iv) has violated any U.S. Export and Import Law or Foreign Export and Import Law, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.14          Governmental Authorizations. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect: (a) the Acquired Companies hold, and since January 1, 2021 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted and have been conducted since January 1, 2021; (b) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required; and (c) each Acquired Company is, and since January 1, 2021 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2021, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding (i) any actual or alleged material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any material Governmental Authorization, in each case except for such violation, failure, revocation, withdrawal, suspension, cancellation or termination that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.15          Tax Matters. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect:

(a)            Each of the Tax Returns filed, or required to be filed, by or on behalf of the Company and its Subsidiaries with any Governmental Entity (i) has been duly and timely filed on or before the applicable due date (taking into account any validly obtained extensions of such due date) and (ii) is accurate and complete in all material respects.

(b)            Each of the Company and its Subsidiaries has duly and timely paid all Taxes due and payable, except for Taxes contested in good faith for which adequate reserves have been established on the financial statements of the Company contained or incorporated by reference in the Company SEC Reports in accordance with GAAP.

(c)            Each of the Company and its Subsidiaries has withheld from each payment made to any employee, independent contractor, supplier, creditor, stockholder or other Person all Taxes and other deductions required to be withheld under applicable Law, has, within the time and in the manner required by applicable Law, paid over such withheld amounts to the proper Governmental Entity, and has complied with the related recordkeeping requirements.

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(d)            There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries except for Liens described in clause (a) of the definition of Permitted Liens.

(e)            Neither the Company nor any of its Subsidiaries has consented to any extension or waiver of the period of assessment or collection of any Tax of the Company or any of its Subsidiaries, which extension or waiver is currently outstanding (other than pursuant to validly obtained extensions of time to file Tax Returns).

(f)            No audit, claim, examination, investigation or Legal Proceeding with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries (a “Tax Proceeding”) is pending or has been threatened in writing against or with respect to the Company or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed, in each case, in writing by a Governmental Entity against the Company or any of its Subsidiaries that has not been settled, paid or withdrawn in full.

(g)            No claim has been made in writing within the past three (3) years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a type of Tax Return that the Company or any of its Subsidiaries is or may be subject to such type of taxation by or required to file such type of Tax Return in that jurisdiction, which claim has not been resolved in full.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in or use of an incorrect method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement”, as described in Section 7121 of the Code (or any corresponding provision of U.S. state or local or non-U.S. Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or deferred revenue accrued prior to the Closing (other than in the ordinary course of business); or (v) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of U.S. state or local or non-U.S. Law).

(i)            In the two (2) years prior to the date hereof, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock subject to or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)            In the past four (4) years prior to the date hereof, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated, joint, unitary, combined or similar Tax Return (other than an “affiliated group” as defined in Section 1504(a) of the Code, or any similar group under other applicable Tax Law, the common parent of which is the Company or any Subsidiary of the Company) or (ii) become liable for the Taxes of any Person other than the Company or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law), or as a transferee or successor or otherwise under applicable Law.

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(k)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)            Neither the Company nor any of its Subsidiaries is a party to or is bound by any written Tax indemnity Contract, Tax sharing Contract or Tax allocation Contract in respect of any material Taxes (other than (i) any such Contract that is solely among the Acquired Companies or (ii) any (A) Lease, or (B) commercial Contract entered into in the ordinary of business the principal subject of which is not Taxes or Tax Returns) (a “Tax Sharing Agreement”).

(m)            The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n)            Neither the Company nor any of its Subsidiaries has any liability under any escheat or unclaimed property Laws.

(o)            Since January 1, 2023, through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, the Company’s exploration of strategic alternatives and this Agreement, none of the Company or any of its Subsidiaries has taken any action, or agreed to take any action, that if taken during the period from the date of this Agreement until the Closing, would require Parent’s consent under Section 6.1(b)(xvi).

Section 4.16          Employee and Labor Matters; Benefit Plans.

(a)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Acquired Company is, in compliance in all respects with all applicable Laws respecting labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of independent contractors and employees (including exempt status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (collectively, the “WARN Act”). There have been no material (i) occupational health and safety violations, industrial accidents, or worker injuries or fatalities in the last three (3) years prior to the date of this Agreement or (ii) grievances, arbitrations, or unfair labor practice charges in the last three (3) years prior to the date of this Agreement.

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(b)            None of the Acquired Companies is a party to, subject to, or under any obligation to bargain for, any Collective Bargaining Agreement, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent any employees of the Acquired Companies, nor does any Union hold bargaining rights with respect to any employees of the Acquired Companies by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the Knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company associate. There are no organizing, election, certification petitions or campaigns pending or, to the Knowledge of the Company, threatened by or on behalf of any Union with respect to any employees of the Acquired Companies. No Acquired Company has agreed to recognize any Union, nor has any Union been certified as the exclusive bargaining representative of any employees of the Acquired Companies. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2021, no Acquired Company has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, unfair labor practice charge, grievance, arbitration, attempt to organize or Union organizing activity, or any similar activity or dispute, against or affecting any of the Acquired Companies or any of their employees.

(c)            As of the date hereof (i) there are no pending or current negotiations by the Acquired Companies with any Union, or discussions or proposals to enter into or modify any Collective Bargaining Agreement which are reasonably expected to yield outcomes materially different to the current Collective Bargaining Agreements status, and (ii) other than the BLA, the Acquired Companies are not a party to any Collective Bargaining Agreement that requires any material investment commitments (including any material capital expenditures or contributions to benefit plans).

(d)            The Acquired Companies have satisfied Article 11, Section C (Right to Bid) of the BLA with respect to the Contemplated Transactions (the “Right-to-Bid Provision”). Parent’s satisfaction of the last sentence of Section 5.9, without any material modifications, will satisfy Article 2, Section D (Successorship) of the BLA (the “Successorship Provision”). Except for the Right-to-Bid Provision and the Successorship Provision, the Acquired Companies are not required, pursuant to any applicable Law or Collective Bargaining Agreement, to secure the consent of, or enter into or materially modify any Collective Bargaining Agreement, in each case, in order to enter into this Agreement or consummate any of the Contemplated Transactions. Section 4.16(d) of the Company Disclosure Letter contains a complete and accurate list of the USW Agreements and there are no other material agreements, arrangements or understandings between any Acquired Company, on the one hand, and the USW, on the other hand.

(e)            Section 4.16(e) of the Company Disclosure Letter contains an accurate and complete list of each material Company Employee Plan, and separately identifies each such Company Employee Plan that is maintained, sponsored, contributed to, or required to be contributed to, or administered outside the jurisdiction of the United States (each, a “Non-U.S. Plan”). The Company has made available to Parent (or, with respect to subclause (viii), will make available as soon as reasonably practicable, and in any event no later than twenty (20) days, following the date of this Agreement), in each case, to the extent applicable: (i) the plan document of any material Company Employee Plan, including any amendments and related trust agreements; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements relating to each material Company Employee Plan, including all amendments thereto; (iv) the most recent financial statements and actuarial valuation report; (v) the most recently filed Form 5500 annual report (with applicable attachments); (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; (vii) all notices, letters or other correspondence with the Internal Revenue Service or U.S. Department of Labor (other than any routine and non-material correspondence) received in the past three (3) years pertaining to a Company Employee Plan; and (viii) with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “Affordable Care Act”), Forms 1094-C and Forms 1095-C for each employing entity for the past three (3) years.

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(f)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2021, each Company Employee Plan has been established, maintained, funded and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and the trust (if any) intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that reasonably would be expected to result in the loss of such qualification. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA or, to the Knowledge of the Company, any breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Plan that, in each case, would reasonably be expected to result in any material Liability or excise tax under ERISA or the Code being imposed on an Acquired Company.

(g)            None of the Acquired Companies, and no ERISA Affiliate, maintains, sponsors, participates in, or contributes to, or is obligated to contribute to, or in the past six (6) years maintained, sponsored, participated in, or contributed to, or was required to contribute to, or has or could reasonably be expected to have, any Liability in respect of, any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV, Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA (“Multiemployer Plan”); (iii) plan described in Section 413I of the Code; (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (v) “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No material Liability under Title IV has been incurred by the Acquired Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Acquired Companies or any ERISA Affiliate of incurring any such Liability.

(h)            All material contributions required to have been made by any of the Acquired Companies or any ERISA Affiliate to any Multiemployer Plan have been timely made or properly accrued as required by the terms of the applicable Collective Bargaining Agreement and applicable Law. None of the Acquired Companies nor any ERISA Affiliate: (i) has taken any action that has resulted or could result in a partial or complete withdrawal from any Multiemployer Plan or otherwise result in any withdrawal liability being assessed against any Acquired Company or any ERISA Affiliate; (ii) has incurred or would reasonably be expected to incur any withdrawal liability, including in connection with a “mass withdrawal,” “partial withdrawal,” “complete withdrawal,” or “plan amendment” as described in Section 4041A of ERISA, or has incurred or would reasonably be expected to incur any other termination Liability to the Pension Benefit Guarantee Corporation with respect to any Multiemployer Plan; (iii) has received notice that any Multiemployer Plan to which it contributes, is required to contribute or with respect to which it has any Liability (A) is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA, (B) has initiated proceedings to terminate, or (C) is considered to be “endangered” or in “critical” status under Section 432 of the Code; or (iv) is part of an arrangement or agreement with any other employer to withdraw from a Multiemployer Plan. No Multiemployer Plan to which any Acquired Company or any ERISA Affiliate contributes is required to contribute to, or with respect to which it has any Liability, would reasonably be expected to undergo a “mass withdrawal” (as described in Section 4219 of ERISA).

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(i)            None of the Acquired Companies has any material Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or service providers of the Acquired Companies, except coverage or benefits as required under Section 4980B of the Code or any other applicable Law at the participant’s sole expense.

(j)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings (i) involving any Company Employee Plan or its assets or (ii) by or on behalf of any current or former employee, officer, director or other individual service provider of any Acquired Company relating to his or her employment, termination of employment, compensation or employee benefits.

(k)            Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise) (i) result in any payment or increase in payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Employee Plan, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director or other individual service provider of any Acquired Company or (ii) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G or be nondeductible under Section 280G of the Code. No Acquired Company has any obligation to gross-up or otherwise reimburse or compensate any current or former employee, officer, director or other individual service provider of any Acquired Company for any Taxes incurred by such individual under or pursuant to Section 409A, Section 4999, or otherwise.

(l)            There is no Non-U.S. Plan in the nature of a defined benefit plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirements of, a jurisdiction outside the United States. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Non-U.S. Plan (i) if intended to qualify for special tax treatment under applicable Law, satisfies all requirements to obtain such tax treatment, and (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law.

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(m)            Section 4.16(m) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Measurement Time: (A) the Company Equity Plan pursuant to which such Company Equity Award was granted; (B) the name, or, to the extent required by applicable Information Privacy and Security Laws and Information Privacy and Security Obligations, an employee identification number, of the holder of such Company Equity Award; (C) the number of shares of Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, the target and maximum number of shares of Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the grant date of such Company Equity Award; and (F) the extent to which such Company Equity Award is vested and/or exercisable. Prior to the Effective Time, and in any event no later than forty-five (45) days before the Closing Date, the Company will make available to Parent information on whether such Company Equity Award is subject to Section 409A of the Code and applicable guidance thereunder (“Section 409A”). Each grant of a Company Option Award was duly authorized no later than the date on which the grant of such Company Option Award was by its terms to be effective (the “Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or, if appropriate a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. No Company Option Award has been granted with a per share exercise price that is less than the fair market value of the Common Stock on the applicable Option Grant Date.

Section 4.17          Environmental Matters.

(a)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, each of the Acquired Companies is and, since January 1, 2021 has been, in compliance with all applicable Environmental Laws.

(b)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, there has been no Release of Hazardous Substances by any Acquired Company or, to the Knowledge of the Company, by any other Person at, on, under or from (i) any real property currently owned, operated or leased by any Acquired Company or (ii) any real property formerly owned, operated or leased by the Acquired Company during its ownership, operation or tenancy, which, in each case, could reasonably be expected to result in liability for or require remediation or other response actions by any Acquired Company under any applicable Environmental Law.

(c)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company has received no written notice, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any Acquired Company, in any case that is alleging noncompliance with, or liability arising under, any applicable Environmental Law.

(d)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) other than to the extent clearly reflected within the Company SEC Reports, no capital expenditures are planned or required to be incurred by the Company within the next two (2) years to achieve or maintain compliance with any Environmental Law, and (ii) the Company is not subject to any Order or consent decree pursuant to Environmental Laws that remains outstanding or unresolved.

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(e)            Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Acquired Companies are in compliance with all financial assurance obligations required with respect to its closure, reclamation, and post-closure monitoring obligations under Environmental Law and all Governmental Authorizations, including with respect to all mines and landfills currently or formerly owned, leased or operated by the Company.

(f)            The Company has made available to Parent copies of all third party, non-privileged material environmental reports, audits, studies and correspondence within its possession or control relating to liabilities arising under Environmental Law that are not fully resolved and would, individually or in the aggregate, constitute a Material Adverse Effect.

(g)            The representations and warranties contained in this Section 4.17, Section 4.12 and in Section 4.5(a) are the sole and exclusive representations and warranties made by the Company and its Subsidiaries relating to environmental matters, including those concerning Environmental Laws or Hazardous Substances.

Section 4.18          Insurance. Section 4.18 of the Company Disclosure Letter sets forth an accurate list of all material insurance policies with third party insurers relating to the business, assets and operations of the Acquired Companies as of the date of this Agreement. The Company has made available to Parent true, correct and complete copies of each such material policy. All material insurance policies maintained by the Company or any of its Subsidiaries are intended to provide coverage for risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and, to the Knowledge of the Company, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies as does not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the material insurance policies relating to the business, assets and operations of the Acquired Companies is in full force and effect, no written notice of a material default or termination has been received by any Acquired Company in respect thereof and all premiums due thereon have been paid in full. Since January 1, 2021, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.19          Company Products. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) to the Knowledge of the Company, neither the Company nor any other Acquired Company has any liability for replacement or repair of any product developed, manufactured, marketed, sold, leased or distributed by the Acquired Companies (“Company Product”) or other damages in connection therewith and (b) since January 1, 2021, there has not been any recall or post-sale warning concerning any Company Product conducted by or on behalf of the Company or any other Acquired Company or, to the Knowledge of the Company, any third party as a result of any alleged defect in any Company Product.

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Section 4.20            Customers and Suppliers. Section 4.20 of the Company Disclosure Letter sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and its Subsidiaries) of the Company and its Subsidiaries for the fourteen (14)-month period ended on October 31, 2023 (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and its Subsidiaries) of the Company and its Subsidiaries for each of the ten (10)-month period ended on October 31, 2023 (the “Significant Suppliers”). Since January 1, 2023, no Significant Customer or Significant Supplier cancelled or otherwise terminated its relationship with the Company or its Subsidiaries, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.21            Takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties set forth in Section 5.10, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL)) or similar provisions contained in the governing documents of the Company and its Subsidiaries (each, a “Takeover Statute”) is applicable to this Agreement, as it relates to the Merger or any of the Contemplated Transactions. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger and the other Contemplated Transactions. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other Contemplated Transactions.

Section 4.22            Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 5.10, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date for the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holders of any other securities of the Company, necessary to adopt this Agreement and approve the Merger.

Section 4.23            Financial Advisors’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has delivered or made available to Parent accurate and complete copies of any engagement letters pursuant to which any broker, finder or investment banker is entitled to any financial advisory fee, expenses or indemnification in connection with the Contemplated Transactions.

Section 4.24            Opinion. The Company Board has received the oral opinion from Barclays Capital Inc., to be confirmed by delivery of a written opinion that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, the Merger Consideration to be offered to the holders of Shares is fair to such holders from a financial point of view. The Company Board has also received the oral opinion from Goldman Sachs & Co. LLC, to be confirmed by delivery of a written opinion that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, the Merger Consideration to be paid to the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders. A complete and executed copy of each such written opinion will be delivered to Parent promptly following receipt thereof by the Company. It is agreed and understood that each such opinion is for the information of the Company Board and may not be relied upon by Parent or Merger Sub. As of the date of this Agreement, each such opinion has not been withdrawn, revoked or modified.

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Section 4.25            Disclosure. None of the information included or incorporated by reference in the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements included in the Proxy Statement based on information provided to the Company by Parent in writing and specifically for inclusion in the Proxy Statement.

Section 4.26            No Other Representations or Warranties.

(a)            The Company agrees and acknowledges that, except for the representations and warranties contained in Article 5, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates. The Company agrees and acknowledges that in making the decision to enter into this Agreement and consummate the Contemplated Transactions, the Company has relied exclusively on the express representations and warranties contained in Article 5 and have not relied on any other representation or warranty, express or implied. The Company agrees and acknowledges that neither Parent nor any other Person has made, and the Company has not relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or its Affiliates furnished or made available to the Company and its Representatives except as expressly set forth in Article 5 (which includes the Parent Disclosure Letter).

(b)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTERS) OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY, ANY OTHER ACQUIRED COMPANY, ANY OF THEIR RESPECTIVE BUSINESSES OR THE CONTEMPLATED TRANSACTIONS.

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ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Letter to the extent that the relevance thereof is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1            Qualification; Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and except, in each case, as would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Contemplated Transactions (a “Parent Material Adverse Effect”), is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing. Unless available publicly on EDGAR, Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 5.2            Corporate Authority Relative to This Agreement; No Violation.

(a)            Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other Contemplated Transactions by Parent and Merger Sub have been duly and validly authorized by the boards of directors of Parent and Merger Sub and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Immediately following the execution and delivery of this Agreement, this Agreement will be adopted by Parent as the sole stockholder of Merger Sub.

(b)            The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other Contemplated Transactions, by Parent and Merger Sub do not and will not require Parent or Merger Sub to procure, make or provide any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with the HSR Act and other applicable Antitrust Laws and Foreign Investment Laws, (iii) the filing of the CFIUS Notice and obtaining the CFIUS Approval, (iv) compliance with the applicable requirements of the Exchange Act and compliance with the rules and regulations of the NYSE, the CSE, the Tokyo Stock Exchange, the Sapporo Securities Exchange, the Nagoya Stock Exchange and the Fukuoka Stock Exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other Required Approvals, and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

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(c)            The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) subject to any filings, notices or Consents contemplated by Section 5.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

Section 5.3            Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or Merger Sub that would, individually or in the aggregate, constitute a Parent Material Adverse Effect, and there are no Legal Proceedings pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or Merger Sub, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would, individually or in the aggregate, constitute a Parent Material Adverse Effect.

Section 5.4            Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent, Merger Sub or Guarantor for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.4 shall not apply to, and no representation is made by Parent or Merger Sub with respect to, statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied, or required to be supplied, by or on behalf of the Company or any of its Representatives for inclusion, use or incorporation by reference therein.

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Section 5.5            Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, one of which is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Contemplated Transactions.

Section 5.6            No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent or any of its Affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent or any of its Affiliates are traded, in order for Parent to consummate the Contemplated Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of any holders of any securities of Merger Sub necessary to approve this Agreement and the Merger.

Section 5.7            Finders or Brokers. Neither Parent nor Merger Sub has employed any investment banker, broker or finder in connection with the Contemplated Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.8            No Additional Representations.

(a)            Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company to facilitate its review of the Company and its Subsidiaries.

(b)            Parent and Merger Sub agree and acknowledge that, except for the representations and warranties contained in Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Parent and Merger Sub agree and acknowledge that in making the decision to enter into this Agreement and consummate the Contemplated Transactions, Parent and Merger Sub have relied exclusively on the express representations and warranties contained in Article 4 and have not relied on any other representation or warranty, express or implied. Parent and Merger Sub agree and acknowledge that neither the Company nor any other Person has made, and neither Parent nor Merger Sub has relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent and its Representatives except as expressly set forth in Article 4 (which includes the Company Disclosure Letter and the Company SEC Reports, as applicable), and neither the Company nor its Subsidiaries, its or their directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of any information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the Dataroom, other management presentations (formal or informal) or in any other form in connection with the Contemplated Transactions, except with respect to the express representations and warranties set forth in Article 4 (which includes the Company Disclosure Letter and the Company SEC Reports, as applicable). Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection, guidance or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Dataroom or any management presentation, other than Section 4.9(g).

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(c)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTERS) OR IN ANY CERTIFICATE DELIVERED BY PARENT OR MERGER SUB PURSUANT TO THIS AGREEMENT, NONE OF PARENT, MERGER SUB, GUARANTOR OR ANY OTHER PERSON MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO THE COMPANY OR ANY OTHER PERSON.

Section 5.9            Certain Arrangements. As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, formal or informal, and whether or not binding, between Parent or Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Contemplated Transactions or to the operations of the Surviving Corporation after the Effective Time. As of the Effective Time, (a) Parent recognizes the USW as the bargaining representative for the Company’s employees who are represented by the USW; (b) Parent has both the willingness and the financial wherewithal to honor the commitments contained in the agreements between the Acquired Companies and the USW applicable to Acquired Companies’ employees (collectively, “USW Agreements”); and (c) Parent shall take all necessary action to assume all USW Agreements with respect to the Acquired Companies.

Section 5.10            Ownership of Common Stock. None of Guarantor, Parent, Merger Sub or any of their respective Subsidiaries beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company, and none of Guarantor, Parent, Merger Sub or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Shares, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.11            Financing; Sufficient Funds.

(a)            Parent has delivered to the Company a true, correct and complete copy of the executed debt commitment letters, dated as of the date hereof, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed side letters (any such letter, a “Fee Letter”) (provided, that, solely with respect to any such Fee Letters, the economic, financial or commercially sensitive provisions (none of which adversely affects availability, timing, conditionality, enforceability, termination or the aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Guarantor, the proceeds of which will be directly or indirectly available to Parent and Merger Sub for the purpose of funding the Contemplated Transactions (together with any Alternative Financing pursuant to Section 6.17(d), the “Debt Financing”).

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(b)            As of the date hereof, (i) the Debt Commitment Letters are in full force and effect, (ii) the Debt Commitments Letters have not been restated, modified, amended or supplemented in any respect or waived and no such restatement, modification, amendment, supplement or waiver is contemplated (other than as permitted by Section 6.17(b)), and (iii) the respective obligations and commitments contained in the Debt Commitment Letters have not been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated. The Debt Commitment Letters in the forms so delivered, constitute legal, valid and binding obligations of Guarantor and (to the Knowledge of Parent and Merger Sub) the other parties thereto and are enforceable in accordance with their respective terms against Guarantor and (to the Knowledge of Parent and Merger Sub) against each of the other parties thereto, subject to the Enforceability Exceptions. Except for the Fee Letters, there are no engagement letters, side letters or other Contracts to which Guarantor, any Affiliate thereof or Merger Sub is a party relating to the Debt Financing. As of the date hereof, neither Guarantor, nor (to the Knowledge of Guarantor) any other party to any of the Debt Commitment Letters, is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Debt Commitment Letter. As of the date hereof, assuming the accuracy in all material respects of the representations and warranties set forth in Article 4, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a default under or breach on the part of Guarantor, or to the Knowledge of Guarantor, or on the part of any other party under the Debt Commitment Letters, (ii) constitute or result in a failure by Guarantor or, to the Knowledge of Guarantor, or any other party to the Debt Commitment Letters to satisfy (or any delay in satisfaction of) any condition or other contingency to the full funding of the Debt Financing under the Debt Commitment Letters or (iii) otherwise result in any portion of the Debt Financing to be unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, assuming conditions set forth in Article 7 will be satisfied, neither Guarantor, Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition to the Debt Commitment Letters required to be satisfied by it or that the full amounts committed pursuant to the Debt Commitment Letters will not be available at the Closing if the terms or conditions to be satisfied by it contained in the Debt Commitment Letters are satisfied. Guarantor, Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment fees or other fees or deposits required by the Debt Commitment Letters or the Debt Financing, in each case, to be paid by it on or before the date of this Agreement. The aggregate proceeds from the Debt Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Commitment Letters) when funded in accordance with the Debt Commitment Letters, together with cash on hand of Guarantor and its Subsidiaries, will be sufficient to (i) fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the Contemplated Transactions, (ii) perform all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of the Merger Consideration, all amounts in respect of the repayment, redemption and/or refinancing of any outstanding Indebtedness of the Company and its Subsidiaries required in connection with the Contemplated Transactions or the Debt Commitment Letter and all amounts payable pursuant to Section 6.18(d) and (iii) fund the payment of all associated costs and expenses of the Merger (including any fees (including original issue discount), premiums and expenses related to the Contemplated Transactions, including the Debt Financing) (collectively, the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding of the full net proceeds (or any portion) of the Debt Financing at or prior to the Closing, other than as expressly set forth in the Debt Commitment Letters as in effect on the date hereof, except as permitted by Section 6.17(b). Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

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Section 5.12            Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Assuming (a) the satisfaction or waiver of the condition to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in Section 7.3(c) and (b) the representations of the Company set forth in Article 4 are true and correct, immediately after giving effect to the consummation of the Contemplated Transactions, Parent and its Subsidiaries, on a consolidated basis, will be Solvent.

ARTICLE 6
COVENANTS AND AGREEMENTS

Section 6.1            Conduct of Business of the Company.

(a)            From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE or the CSE, (ii) as may be agreed in writing in advance by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as may be required or expressly permitted by this Agreement, (iv) as set forth in Section 6.1 of the Company Disclosure Letter or (v) for any action reasonably taken, or reasonably omitted to be taken, pursuant to any COVID-19 Measures, as otherwise necessary or appropriate to protect the health and safety of employees or others having business dealings with the Company, or in response to any bona fide Emergency, the Company shall, shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the Specified Joint Ventures to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (w) maintain existing relationships with Governmental Entities and material business relationships, (x) preserve intact its business organization, material assets, properties and Governmental Authorizations, (y) keep available the services of its key employees and (z) maintain its insurance coverage with regard to any material assets or properties; provided, that this sentence shall in no event prohibit allowing any Company Contracts with employees, service providers, suppliers, customers, distributors, and other Persons having business relationships with the Acquired Companies (or the Specified Joint Ventures, as applicable) to expire in accordance with their terms; provided, further, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

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(b)            From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (v) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE or the CSE, (w) as may be agreed in writing in advance by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (x) as may be required or expressly permitted by this Agreement, (y) as set forth in Section 6.1(b) of the Company Disclosure Letter or (z) for any action reasonably taken, or reasonably omitted to be taken, pursuant to any COVID-19 Measures, as otherwise necessary or appropriate to protect the health and safety of employees or others having business dealings with the Company, or in response to any bona fide Emergency, the Company shall not, and shall not permit any of its Subsidiaries to and shall use commercially reasonable efforts to cause the Specified Joint Ventures not to:

(i)             authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except for (A) the authorization and payment by the Company of its regular quarterly dividend in cash, consistent with past practice, at a rate not to exceed the amount set forth in Section 6.1(b)(i) of the Company Disclosure Letter and with record and payment dates consistent with past practice of the Company during the prior 12 months, (B) dividends and distributions, in each case, paid in cash by wholly owned Subsidiaries of the Company to the Company or to any of its other wholly owned Subsidiaries, or (C) dividends and distributions, in each case, paid in cash by wholly owned Subsidiaries on a pro rata basis to its direct equityholders;

(ii)            split, combine, subdivide, combine, exchange, reverse split or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)           except as required by existing written agreements or Company Employee Plans that are listed on Section 4.16(e) of the Company Disclosure Letter, (A) (1) enter into or amend any Collective Bargaining Agreement, or (2) voluntarily recognize any Union as the collective bargaining representative for any employees of the Acquired Companies who are currently not represented by a Union, (B) increase the compensation or other benefits payable or provided to any current or former employee, officer, director or individual independent contractor of the Acquired Companies, it being understood that the cost of compensation and benefits of a new hire permitted under Section 6.1(b)(iii)(E) shall not constitute an increase in compensation or benefits in the year of hire, unless there is an increase of compensation and benefits above the initial new hire package for a similarly situated employee in the year of hire, (C) enter into or expand the coverage of any employment, change of control, severance, deferred compensation, transaction or retention agreement or plan, (D) materially amend, adopt, establish, agree to establish, enter into, terminate, increase or accelerate the vesting or payment of benefits under, or materially modify any funding arrangement with respect to, any material Company Employee Plan or any plan, practice, program, agreement, contract, policy or arrangement that would have been a material Company Employee Plan if it had been in existence on the date of this Agreement (it being understood that any Company Employee Plan or compensation or award thereunder that is described in subsection (C) or (G) shall be governed by the terms of such subsections), in each case, with respect to any current or former director, officer, employee or independent contractor of any Acquired Company, (E) terminate the employment (other than for cause) or hire or promote any employee, officer or director whose annual base compensation is in excess of $300,000 per year, (F) effectuate a “plant closing,” “mass layoff,” or similar action under the WARN Act, or (G) issue, grant, or authorize the issuance or grant of, or accelerate or amend, any Company Equity Award or other equity or equity-based incentive to any current or former employee, officer, director, or individual independent contractor of the Acquired Companies (including any new hires);

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(iv)            enter into or make any loans or advances to any director, employee, officer or other individual service provider of any Acquired Company (other than loans or advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Employee Plan;

(v)            change its fiscal year or materially change any financial, actuarial, reserving or accounting methods, accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes or revalue any of its material assets, except as required by GAAP or SEC rule or policy;

(vi)            except as required by the rules or requirements of any stock exchange, adopt (A) any amendments to the Company’s certificate of incorporation or bylaws or (B) any material amendments to the certificate of incorporation or bylaws (or equivalent organizational documents) of any of the Company’s Subsidiaries;

(vii)            except for transactions among the Company and/or its wholly owned Subsidiaries, grant, issue, sell, pledge, dispose of or encumber, or authorize the grant, issuance, sale, pledge or disposition of, or the creation of any Lien on, any shares of capital stock or other securities or ownership interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares, securities or ownership interests, or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise required by the terms of this Agreement or the express terms of any such Company Equity Award, in each case, outstanding as of the date of this Agreement), other than (A) issuances of Shares in respect of any exercise of or settlement of Company Equity Awards outstanding on the date hereof, (B) any Permitted Lien or (C) settlement of any Company Notes solely for cash and not for shares of capital stock of any Acquired Company;

(viii)            except for transactions among the Company and/or its wholly owned Subsidiaries, directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock, securities or ownership interests in any Acquired Company or any rights, warrants or options to acquire any such shares, securities or ownership interests, other than the acquisition of Shares from a holder of a Company Equity Award in satisfaction of withholding obligations or the payment of exercise price;

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(ix)            (A) incur, assume or guarantee, any Indebtedness for borrowed money, except for (1) any Indebtedness among the Company and/or its Subsidiaries incurred in the ordinary course of business, (2) any Indebtedness incurred to replace, renew, extend or refinance any Indebtedness of the Company or its Subsidiaries in existence on the date of this Agreement (including Indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued and unpaid interest) so long as such replacement, renewal, extension or refinancing does not add any prepayment or redemption penalty or premium that is not in the Indebtedness being replaced, renewed, extended or refinanced or materially increase the prepayment or redemption penalty or premium payable under the Indebtedness incurred in such replacement, renewal, extension or refinancing as compared to the corresponding prepayment or redemption penalty or premium payable on the Indebtedness being replaced, renewed, extended or refinanced if such Indebtedness being replaced, renewed, extended or refinanced were to be paid off on the Closing Date, (3) guarantees or credit support provided by the Company or any of its Subsidiaries for Indebtedness of the Company or any of its Subsidiaries, to the extent such Indebtedness is (x) in existence on the date of this Agreement and such guarantees or credit support are required by the terms of such Indebtedness or (y) incurred in the ordinary course of business and is otherwise not prohibited by this Section 6.1(b)(ix), (4) Indebtedness incurred pursuant to the Company Credit Facilities and the agreements set forth on Section 6.1(b)(ix) of the Company Disclosure Letter (or amendments, replacements, renewals, extensions or refinancings thereof in compliance with this Section 6.1(b)(ix)), for the purpose of funding capital expenditures pursuant to Section 6.1(b)(xiii), excluding any DOE Financing, (5) Indebtedness (excluding any DOE Financing) incurred in the ordinary course of business not to exceed $100,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries and (6) leases of equipment in the ordinary course of business or (B) amend, modify or supplement any of the Company Credit Facilities or any of the Company Indentures in a manner that either (1) is materially adverse to Guarantor, Parent or Merger Sub or (2) adds any prepayment or redemption penalty or premium or that materially increases the prepayment or redemption penalty or premium payable under such Indebtedness;

(x)            acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction), or make any investment in, any Entity, business, business line or material amount of assets other than (A) acquisitions pursuant to Contracts in effect on the date hereof and set forth in Section 6.1(b)(x) of the Company Disclosure Letter, (B) acquisitions from the Company or a wholly owned Subsidiary of the Company, (C) any such acquisition (x) that, individually or in the aggregate, would not reasonably be expected to prevent, delay, impede or otherwise adversely affect the consummation of the Merger and the other Contemplated Transactions and (y) pursuant to which the total value or purchase price paid or payable by the Company and its Subsidiaries would not exceed $10,000,000 individually or $50,000,000 in the aggregate or (D) acquisitions of supplies, equipment or inventory in the ordinary course of business;

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(xi)            (A) sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of any of its material properties or assets, including the capital stock of Subsidiaries and material Company IP, other than (x) non-exclusive licenses, inventory and obsolete assets in the ordinary course of business, (y) pursuant to existing agreements in effect prior to the execution of this Agreement (or refinancings thereof permitted pursuant to Section 6.1(b)(ix)(y)), or (z) subject to Section 6.7, as may be required by any Governmental Entity in order to permit or facilitate the consummation of the Contemplated Transactions or (B) disclose any of its material trade secrets to a third party (including source code for any Company Software), other than pursuant to a confidentiality agreement in the ordinary course of business;

(xii)           enter into, modify, amend, cancel or terminate (other than expiration in accordance with their terms), waive any material rights under or release or assign (other than to the Company or any of its wholly owned Subsidiaries) any material rights or claims under any Material Contract or any Company Contract that would be a Material Contract if in existence as of the date of this Agreement or after giving effect to such amendment, except for any modifications or amendments made in the ordinary course of business and in a manner that is not adverse to the Company or any of its Subsidiaries in any material respect;

(xiii)           make or authorize any payment of, accrual or commitment for, any capital expenditures, except as contemplated by Section 6.1(b)(xiii) of the Company Disclosure Letter and except for reasonable expenditures made in response to a bona fide Emergency;

(xiv)           settle, pay, discharge or satisfy any pending or threatened Action or Legal Proceeding, other than any Action or Legal Proceeding (x) relating to Taxes or (y) any Action (A) that does not relate to any Action or Legal Proceeding brought by the stockholders of the Company against the Company and/or its directors relating to the Contemplated Transactions or a breach of this Agreement or any other agreements contemplated by this Agreement, (B) the settlement payment, discharge or satisfaction of which does not result in the imposition of equitable or other non-monetary relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries, or relate to any actual or potential violation of any criminal Law and (C)(1) results solely in a monetary obligation involving only the payment of monies by the Company and its Subsidiaries of not more than $10,000,000, individually, or $30,000,000, in the aggregate (excluding any settlements made under the following clause (2)); (2) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or any of its Subsidiaries and the payment of monies by the Company or any of its Subsidiaries is not more than $10,000,000 individually or $30,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (3) results in no monetary obligation of the Company or any of its Subsidiaries or their receipt of payment; provided, that the settlement, release, waiver or compromise of any Action, Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Contemplated Transactions shall be subject to Section 6.11 rather than this Section 6.1(b);

(xv)           adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or terminate or dissolve any Specified Joint Venture of the Company;

(xvi)          (A) adopt (other than in the ordinary course of business), change or revoke any material method of Tax accounting, change any material annual Tax accounting period or make (other than in the ordinary course of business), change or revoke any material Tax election, in each case, in a manner that is inconsistent with the corresponding position taken, election made or method used, if any, in preparing or filing Tax Returns with respect to periods ending prior to the Closing; (B) settle or otherwise compromise any Tax Proceeding or enter into, cancel or modify any closing agreement with respect to a Tax Proceeding, in each case, for an amount materially in excess of amounts reserved therefor (if any) in accordance with GAAP in the financial statements contained or incorporated by reference in the Company SEC Reports; (C) request any ruling from a Governmental Entity with respect to material Taxes or Tax Returns; (D) extend or waive the period of assessment or collection for any material Taxes (in each case other than (i) extensions or waivers in connection with routine Tax Return filings which extensions or waivers have been consistently applied for and granted with respect to periods ending prior to the Closing, and (ii) extensions or waivers automatically granted under applicable Law); (E) enter into any Tax Sharing Agreement relating to any material Taxes; (F) take any affirmative action to surrender any right to claim any material Tax refund; or (G) file any materially amended Tax Return or otherwise amend any material Tax Return, in the case of each of clauses (A) through (G), if such action would result in a material net increase in the Tax liability of the Company and its Subsidiaries or a material net decrease in the Tax assets of the Company and its Subsidiaries;

(xvii)         cease or materially curtail operations at any material mill, mine, plant or other facility operated by an Acquired Company other than routine downtime for maintenance in the ordinary course of business or actions reasonably taken in response to a bona fide Emergency;

(xviii)         waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other analogous restrictive covenant obligation of any Person whose base compensation is (or was at the time of termination) greater than $300,000; or

(xix)           agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2            Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.3            Access.

(a)            Subject to compliance with applicable Laws, the Company shall afford to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ employees, officers, properties, contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Alternative Proposal or Superior Proposal, in each case, solely for purposes of consummating the Merger (including for integration planning) (but without limiting the Company’s obligations under Section 6.4 in respect of an Alternative Proposal or Superior Proposal). The foregoing notwithstanding, the Company shall not be required to afford such access (i) if such access would, in the Company’s good-faith discretion, (x) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (y) jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries, or any attorney-client or other legal privilege or trade secret protection or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Affiliates is a party); provided, that, at Parent’s written request, the Company shall use commercially reasonable efforts to (A) make appropriate substitute arrangements under circumstances in which any of the foregoing restrictions apply to allow access in a manner that does not result in such effect or (B) obtain waivers of any such restrictions; or (ii) to such information that relates to the minutes of the meetings of the Company Board or its committees where the Company Board or any applicable committee discussed the Contemplated Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board, whether in connection with a specific meeting, or otherwise relating to such subject matter). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure pursuant to this Section 6.3 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties, and any such access will be subject to the Company’s reasonable security measurements and insurance requirements. Notwithstanding anything to the contrary contained in this Section 6.3(a), any document, correspondence or information or other access provided pursuant to this Section 6.3(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and the Merger or other confidential or competitively sensitive information. To the extent that the Company reasonably determines doing so may be required for the purpose of complying with applicable Antitrust Laws or Foreign Investment Laws, information disclosed pursuant to this Section 6.3 may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, provided, that such disclosure would reasonably permit the disclosure of information without violating applicable Law or jeopardizing applicable legal privilege. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above to provide access to employees, officers, properties, contracts, commitments, books and records and any other documents and information by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures). Notwithstanding anything to the contrary contained in this Section 6.3(a), in no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants; provided, that the Company shall use commercially reasonable efforts to assist Parent or any of its Representatives in obtaining such consent at the request of Parent. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any intrusive environmental study or assessment with respect to any property of the Company or any of its Subsidiaries without the prior written consent of the Company.

(b)            Parent agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the Contemplated Transactions shall be deemed to be Confidential Information and/or Transaction Information, as applicable, as such terms are used in, and shall be treated in accordance with, the confidentiality agreement, dated as of August 29, 2023, between the Company and Parent, as supplemented by the Clean Team Agreement by and between the Company and Parent, dated as of October 11, 2023 (together, the “Confidentiality Agreement”), which, notwithstanding anything to the contrary set forth therein, shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.4            No Solicitation.

(a)            Subject to the provisions of this Section 6.4, from the date hereof until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, induce, knowingly facilitate or knowingly encourage the making or submission of, any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, any Alternative Proposal or (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal or furnish any non-public information regarding the Company or any of its Subsidiaries or provide access to their respective operational properties to any Person (other than Guarantor, Parent, Merger Sub and their respective Representatives) relating to any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal (except, in each case, to (x) notify such Person that the provisions of this Section 6.4 prohibit any such discussions or negotiations or (y) ascertain facts from the Person making (or considering making) such Alternative Proposal solely for the purpose of informing itself about such Alternative Proposal and the Person making (or considering making) such Alternative Proposal to determine whether or not such Alternative Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal).

(b)            The Company agrees that it shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, (i) immediately following execution of this Agreement cease and cause to be terminated any solicitations, discussions or negotiations with any Person (other than Guarantor, Parent, Merger Sub and their respective Representatives) in connection with any Alternative Proposal submitted as of, or on or prior to, the date of this Agreement, (ii) terminate access to the Dataroom (or any other physical or electronic data room maintained by the Company relating to the Company’s exploration of strategic alternatives) by any Person (other than (x) Guarantor, Parent, Merger Sub and their respective Representatives and (y) the Company, its Subsidiaries and their respective Representatives) and (iii) promptly following execution of this Agreement request that each Person that has executed a confidentiality agreement within the nine (9)-month period prior to the date hereof in connection with its consideration of any Alternative Proposal (other than Guarantor, Parent, Merger Sub and their respective Representatives) return or destroy all confidential information regarding the Company and its Subsidiaries in accordance with the applicable confidentiality agreement between the Company and such Person (it being understood that compliance with the express requirements of this Section 6.4(b) shall not in and of itself be deemed a breach of Section 6.4(a)). Notwithstanding anything to the contrary herein, the Company (A) shall not modify, amend or terminate, or waive, release, or assign any standstill provisions or similar agreements with any Person and (B) shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements; provided, that the Company may waive any standstill or similar agreement solely to the extent necessary to allow for an Alternative Proposal to be made to the Company Board in a confidential manner so long as the Company promptly notifies Parent thereof (including the identity of such counterparty) concurrently with granting any such waiver. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.4 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives, shall be deemed to be a breach of this Section 6.4 by the Company.

(c)            From and after the date hereof until the earlier of the Effective Time and the Termination Date, the Company shall (i) promptly (and in any event within twenty-four (24) hours of receipt) notify Parent (orally and in writing) of the receipt by the Company or any of its Subsidiaries or their respective Representatives of any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal, which notice shall include a summary of the material terms and conditions of (and the identity of the Person making) such proposal, offer, inquiry or request and shall include with such notice copies of such proposal, offer, inquiry or request and copies of any other documents, in each case, evidencing or specifying the material terms and conditions of such proposal, offer, inquiry or request, in each case, to the extent provided in writing and (ii) thereafter keep Parent reasonably informed on a prompt (and, in any event within twenty-four (24) hours) basis of any material developments with respect to, or any material change to the terms of, any such Alternative Proposal, including by providing copies of any additional draft agreements relating to, or written proposals containing any material term of, any such Alternative Proposal received by the Company, any of its Affiliates or any of their respective Representatives.

(d)            Notwithstanding anything in this Section 6.4 to the contrary, if, at any time following the date hereof and prior to the receipt of the Required Company Stockholder Vote, the Company receives a bona fide written Alternative Proposal, which Alternative Proposal did not result from a breach of this Section 6.4, and the Company Board determines in good faith after consultation with its outside legal and financial advisors that (x) such Alternative Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, and (y) the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (i) furnish information, including material non-public information, to any Person making such Alternative Proposal, as well as its Representatives and potential financing sources, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having provisions as to confidential treatment of information that are not materially less favorable in any substantive respect to the Company than the confidentiality provisions of the Confidentiality Agreement (it being understood that (A) any confidentiality agreement need not contain any “standstill,” employee non-solicitation or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal and (B) any confidentiality agreement shall not prohibit the Company from satisfying its obligations hereunder) (provided, that the Company shall, prior to or concurrently with such disclosure, make available to Parent any non-public information that is made available to such Person to the extent not previously provided to Parent or its Representatives), and (ii) engage in discussions or negotiations with any Person (as well as its Representatives) with respect to the Alternative Proposal. It is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under this Section 6.4(d), including any public announcement (solely to the extent required by applicable Law) that the Company or the Company Board has made any determination contemplated under this Section 6.4(d) to take or engage in any such actions, shall not, in and of itself, constitute a Change of Recommendation or constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1(g)(ii).

(e)            Except as set forth in this Section 6.4, the Company Board shall not, directly or indirectly, (i) withhold, withdraw or qualify (or modify or amend in any manner adverse to Guarantor, Parent or Merger Sub), or propose publicly to withhold, withdraw or qualify (or modify or amend in any manner adverse to Guarantor, Parent or Merger Sub), the Recommendation, (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Alternative Proposal, (iii) fail to include the Recommendation in the Proxy Statement, (iv) fail to publish, send or provide to the holders of Shares, pursuant to Rule 14e-2(a) under the Exchange Act a statement recommending against any Alternative Proposal that is a tender or exchange offer and publicly reaffirm the Recommendation within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or fail to maintain such recommendation against such offer at any time before such offer has expired or been withdrawn, (v) if an Alternative Proposal (other than an Alternative Proposal that is a tender or exchange offer) shall have been publicly announced or disclosed, fail to recommend against such Alternative Proposal or fail to reaffirm the Recommendation on or prior to the earlier of ten (10) Business Days after such Alternative Proposal shall have been publicly announced or disclosed two (2) Business Days prior to the Company Stockholders’ Meeting or (vi) resolve to effect or publicly announce an intention to effect any of the foregoing (any such action described in the foregoing clauses (i) through (vi), a “Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company Board may, in response to an Alternative Proposal received by the Company after the date of this Agreement that has not been subsequently withdrawn, which Alternative Proposal did not result from a material breach of this Section 6.4, and with respect to which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, (1) such Alternative Proposal would if consummated, constitute a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) make a Change of Recommendation with respect to such Superior Proposal and/or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(g)(i); provided, that the Company Board shall not be entitled to make such a Change of Recommendation or cause such termination of this Agreement pursuant to Section 8.1(g)(i) unless, in each case, (A) the Company shall have given Parent at least five (5) Business Days’ written notice (a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate this Agreement, which Superior Proposal Notice shall include a description of the material terms and conditions of the Superior Proposal and the other information specified in Section 6.4(c), (B) during such five (5)-Business Day period, if requested by Parent, the Company, its Subsidiaries and their respective Representatives shall engage in good faith negotiations with Parent and its Representatives (to the extent Parent so desires to negotiate) to consider amendments to the terms and conditions of this Agreement in such a manner so that such Alternative Proposal would cease to constitute a Superior Proposal and (C) at the end of such five (5)-Business Day period, after taking into account any irrevocable commitments or binding proposals made by Parent to the Company in writing to amend the terms of this Agreement during such five (5)-Business Day period, the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that (I) the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal and (II) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that in the event of any material modification of the financial terms or any other material modifications to the terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.4(e) with respect to such new written notice, except that the notice period under clause (A) shall be three (3) Business Days. For the avoidance of doubt, the delivery of a Superior Proposal Notice, in and of itself, will not constitute a Change of Recommendation or violate this Section 6.4.

(f)            Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company Board may, in response to an Intervening Event that is continuing, make a Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Change of Recommendation unless (i) the Company shall have given Parent at least five (5) Business Days’ written notice (an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice shall include a description of the applicable Intervening Event, (ii) to the extent requested by Parent during such five (5)-Business Day period, the Company, its Subsidiaries and their respective Representatives shall have engaged in good faith negotiations with Parent and its Representatives (to the extent Parent so desires to negotiate) to consider amendments to the terms and conditions of this Agreement in such a manner that would permit the Company Board, consistent with the directors’ fiduciary duties, not to make such Change of Recommendation and (iii) at the end of such five (5)-Business Day period, after taking into account any irrevocable commitments or binding proposals made by Parent to the Company in writing to amend the terms of this Agreement during such five (5)-Business Day period, the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to make such Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation). For the avoidance of doubt, the delivery of an Intervening Event Notice, in and of itself, will not constitute a Change of Recommendation or violate this Section 6.4.

(g)            Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law or NYSE or CSE rules and regulations, including taking or disclosing to its stockholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (and no communication that consists solely of a “stop, look and listen” statement, in and of itself, will be considered a Change of Recommendation) or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure is required by applicable Law; provided that no disclosure or communication will be permitted pursuant to the foregoing sentence that constitutes a Change of Recommendation or shall require the giving of a Superior Proposal Notice or an Intervening Event Notice except in accordance with Section 6.4(e) or Section 6.4(f). It is understood and agreed that, for purposes of this Agreement, a public statement by the Company or the Company Board that describes the receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, the material terms of such Alternative Proposal and the operation of this Agreement with respect thereto (that does not otherwise indicate or suggest that such Alternative Proposal constitutes a Superior Proposal) will not be deemed to be (A) a withholding, withdrawal, modification or proposal by the Company Board to withhold, withdraw, or modify, the Recommendation; (B) an approval, recommendation or declaration of advisability with respect to such Alternative Proposal; or (C) a Change of Recommendation.

(h)            “Alternative Proposal” means any inquiry, proposal or offer made by any Person (other than Guarantor, Parent, Merger Sub or any of their respective Affiliates) relating to or concerning (i) the direct or indirect acquisition by any Person of (including through the acquisition of any equity interests of one or more Subsidiaries of the Company comprising) (A) twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis, or (B) assets of the Company and its Subsidiaries to which twenty percent (20%) or more of the revenues or earnings of the Company and its Subsidiaries, on a consolidated basis, are attributable for the most recent fiscal year for which the audited financial statements are then available (other than, in each case, sales of inventory, leases and nonexclusive licenses in the ordinary course of business) or (ii) the direct or indirect acquisition by any Person (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction), or a tender offer or exchange offer that if consummated would result in any Person beneficially owning, twenty percent (20%) or more of the total voting power of the equity securities of the Company (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, in each of the foregoing clauses (i) and (ii), whether in a single or series of related transactions.

(i)            “Superior Proposal” means a bona fide written Alternative Proposal, substituting in the definition thereof “fifty percent (50%)” for “twenty percent (20%)” in each place it appears, made after the date hereof that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, and considering such factors as the Company Board considers to be relevant (including the conditionality, timing and likelihood of consummation of such proposal, as well as, to the extent third party financing is contemplated, the nature of such financing and any commitments with respect thereto, and whether such proposal is reasonably capable of being satisfied in accordance with its terms (if accepted)), to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions.

(j)            “Intervening Event” means any event, change, occurrence, development, condition, effect or state of facts or circumstances that (i) is material to the Acquired Companies, taken as a whole, (ii) was unknown to, and not reasonably foreseeable by, the Company Board as of the date of this Agreement, or if known and reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement, and (iii) does not involve or relate to (A) an Alternative Proposal or (B) the fact that the Acquired Companies exceed any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or exceed any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself, or any change in the price or trading volume of the Shares or the credit rating of the Company (provided, that, for purposes of clause (B), the matters giving rise to or contributing to such events may be deemed to constitute, or be taken into account in determining whether there has been, an Intervening Event).

Section 6.5            Filings; Other Actions.

(a)            As promptly as reasonably practicable after the date hereof (but in any event within twenty-five (25) Business Days after the date hereof), the Company shall prepare and file with the SEC the preliminary Proxy Statement, which shall, subject to Section 6.4, include the Recommendation, and shall use reasonable best efforts to respond to any comments by the SEC staff in respect of the preliminary Proxy Statement as promptly as reasonably practicable after the receipt thereof, and shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the time the Proxy Statement is cleared by the SEC for mailing to the Company’s (and in any event within ten Business Days after such time). Parent and Merger Sub shall provide to the Company such information concerning themselves and their Affiliates as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, requested by the SEC or its staff or as the Company may reasonably request. The Company will notify Parent promptly of the receipt of any comments or other communications, whether written or oral, that the Company or its Representatives may receive from time to time from the SEC or the staff of the SEC in connection with the Contemplated Transactions and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement or the transactions contemplated hereby and the Company will supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions. Subject to applicable Law, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any written comments of the SEC staff with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and the Company shall consider and implement in good faith such comments reasonably proposed by Parent or its counsel for inclusion therein. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by a Party that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)            Subject to the other provisions of this Agreement, the Company shall (i) take all action required by the NYSE, the CSE and the SEC rules and as required by the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly (but in no event later than forty-five (45) days following the mailing of the Proxy Statement) for the purpose of obtaining (A) the Required Company Stockholder Vote and (B) if so desired and mutually agreed between the Company and Parent, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by such agreement (as it may be adjourned or postponed in accordance with this Agreement, the “Company Stockholders’ Meeting”); provided, that, such Company Stockholders’ Meeting may also be the Company’s annual meeting of stockholders; provided, further, that the foregoing obligations shall not be affected by a Change of Recommendation (it being understood and agreed that in the event of a Change of Recommendation, the Company shall have no obligation to solicit proxies to obtain the Required Company Stockholder Vote under the following clause (ii)), and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (it being understood and agreed that the foregoing shall not require the Company Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been validly effected in accordance with Section 6.4). The Company shall consult with Parent regarding the record date of the Company Stockholders’ Meeting, prior to setting such date. Notwithstanding anything to the contrary in this Agreement, (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess or postpone, the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to obtain the Required Company Stockholder Vote (provided, that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten (10) Business Days each (not to exceed twenty (20) Business Days in the aggregate without Parent’s written consent)) and (y) the Company may adjourn, recess, or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting. The Company shall use its reasonable best efforts to provide Parent with periodic updates (including voting reports) concerning proxy solicitation results, as reasonably requested by Parent.

Section 6.6            Employee Matters.

(a)            For a period of twelve (12) months following the Effective Time (or, if shorter, the applicable employee’s period of employment following the Closing Date), Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company’s Subsidiaries who is employed immediately prior to the Effective Time and who remains employed following the Effective Time (each, a “Company Employee”, and collectively, the “Company Employees”) (i) a base salary or wage rate (as applicable) and an annual target cash incentive opportunity (excluding, for the avoidance of doubt, severance, any change in control, retention or transaction bonus payments, and any equity or equity-based incentive opportunity or arrangement) that, in each case, is no less favorable than that provided to the Company Employee immediately before the Effective Time and (ii) broad-based employee health, welfare, and retirement benefits (excluding, for the avoidance of doubt, defined benefit pension, non-qualified deferred compensation, and retiree or other post-employment health and welfare benefits, the “Excluded Benefits”) that are substantially similar, in the aggregate, to those provided to Company Employees immediately before the Effective Time. Without limiting the generality of the immediately preceding sentence, Parent shall or shall cause the Surviving Corporation to provide to each Company Employee whose employment terminates during the one (1)-year period following the Effective Time severance benefits equal to the severance benefits that would have been provided to the Company Employee under the Company’s severance arrangements in effect immediately prior to the Effective Time and set forth on Section 4.16(e) of the Company Disclosure Letter. Notwithstanding the foregoing, compensation and employee benefits for Company Employees covered by a Collective Bargaining Agreement shall be provided in accordance with the applicable Collective Bargaining Agreement as in effect from time to time and shall not be covered by this Section 6.6. For the avoidance of doubt, Parent shall not be prohibited by this Section 6.6(a) from terminating the employment of or changing or modifying the terms and conditions of employment for any Company Employee following the Closing Date.

(b)            If Company Employees participate in the employee benefit plans of the Surviving Corporation or its Subsidiaries after the Effective Time (the “New Plans”), for all purposes (including for purposes of vesting, eligibility to participate and level of benefits (other than the Excluded Benefits)) under the New Plans, Parent shall use commercially reasonable efforts to cause each Company Employee to be credited with his or her years of service with the Company and the Company’s Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under the analogous Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, if Company Employees participate in the New Plans, Parent shall use commercially reasonable efforts to cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)            Parent acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Employee Plans will occur at or immediately prior to the Effective Time, as applicable.

(d)            All broad-based communications by an Acquired Company or its agents to the employees, officers, directors or other individual service providers of the Company and its Subsidiaries pertaining to compensation or benefit matters related to this Agreement or the Contemplated Transactions, post-Closing operations of the Acquired Companies or otherwise relating to Parent or its Affiliates shall be subject to Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless such communication is consistent in all material respects with a communication previously approved by Parent. The Company shall provide Parent with a copy of the intended communication covered by this Section 6.6(d), and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed).

(e)            The Company shall (and shall cause each of its Subsidiaries and controlled Affiliates to) cooperate with Parent and use its reasonable best efforts to facilitate meetings between Parent and its representatives and the USW for purposes of, among other things, satisfying the last sentence of Section 5.9, and the Company shall (and shall cause its Subsidiaries and controlled Affiliates to) reasonably cooperate with Parent and its representatives with respect to reasonable requests related to such meetings and the satisfaction of the last sentence of Section 5.9.

(f)            Prior to the Effective Time, the Company shall (i) give prompt notice to Parent of any meetings, substantive communications, discussions or negotiations between the Company, any of its Affiliates or any of their respective Representatives and the USW or any other Union or their respective Representatives, relating to this Agreement, the Right-to-Bid Provision, the Successorship Provision or the Contemplated Transactions and (ii) provide a written description with respect to any matters for which notice is required under Section 6.6(f)(i).

(g)            Without limiting the generality of Section 9.9, the provisions of this Section 6.6 are solely for the benefit of the Parties, and no current or former officer, director, employee or other individual service provider or any other person shall be (i) conferred any rights or remedies under any Company Employee Plan or any New Plan or other compensation or benefit plan, program or arrangements, including any right to employment or continued employment for any period or terms of employment; or (ii) a third-party beneficiary of this Agreement. Nothing in this Agreement shall be construed as an amendment or modification to, or establishment of, or limiting the ability to modify, terminate, amend, any Company Employee Plan or other compensation or benefit plan or arrangement for any purpose. The provisions of this Section 6.6 shall survive the consummation of the Merger.

Section 6.7            Efforts.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause their respective Subsidiaries and controlled Affiliates to use) their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other Contemplated Transactions as promptly as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Required Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or Legal Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any Actions, lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other Contemplated Transactions, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity in connection with the foregoing vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions; provided, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the Contemplated Transactions under any contract or agreement or otherwise.

(b)            Subject to the terms and conditions in this Agreement and without limiting the foregoing, the Company and Parent shall (and shall cause their respective Subsidiaries and controlled Affiliates to) (i) promptly, but in no event later than twenty-five (25) Business Days after the date hereof, file or cause to be filed any and all required notification and report forms under the HSR Act with respect to the Merger and the other Contemplated Transactions and (ii) as promptly as practicable after the date hereof, file or cause to be filed any and all required notifications (including draft notifications for the purpose of any prenotification procedures), filings and consents as necessary in connection with obtaining the Required Approvals (other than CFIUS, which is addressed in Section 6.7(h)). The Company and Parent shall (and shall cause their respective Subsidiaries and controlled Affiliates to) use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and the other Required Approvals; provided, that neither the Company nor any of its Affiliates shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Affiliates, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company or its Affiliates only from and after the Effective Time in the event that the Closing occurs. Parent may not (x) commit to or agree with any Governmental Entity to voluntarily stay, toll or extend any applicable HSR Act waiting period or review period, (y) enter into any timing agreement with any Governmental Entity, or (z) pull and refile any filing under the HSR Act or any other applicable Antitrust Law or Foreign Investment Law, without the Company’s prior written consent.

(c)            In furtherance and not in limitation of the foregoing, Parent and the Company (and their respective Subsidiaries and controlled Affiliates) shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other Contemplated Transactions, by taking all such further action as may be necessary to resolve such objections, and to avoid or eliminate each and every impediment, in each case, under any Foreign Investment Law or Antitrust Law that may be asserted by the United States Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ,” and together with the FTC, the “U.S. Antitrust Agencies”), state antitrust enforcement authorities, or any other Governmental Entity or Person with respect to the Merger and the other Contemplated Transactions so as to enable the Closing to occur as promptly as practicable after the date hereof (and in any event no later than the End Date), including (i) supplying or causing to be supplied to any Governmental Entity as promptly as practicable any and all additional information or documentary material that may be requested, and certifying compliance with such request (as applicable), under any Law or by such Governmental Entity, including pursuant to a Request for Additional Information and Documentary Material by the U.S. Antitrust Agencies (a “Second Request”), (ii) proposing, negotiating, committing to, effecting, agreeing to and executing, by consent decree, settlement, undertaking, stipulations, hold separate order, binding agreement with a third part(ies) or otherwise, the sale, divestiture, transfer, license, hold separate or disposition of any and all of the share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent (including its Subsidiaries and Affiliates) and of the Company (including its Subsidiaries), (iii) terminating, transferring or creating relationships, contractual rights or other obligations of Parent (including its Subsidiaries and Affiliates) and the Company (including its Subsidiaries), and (iv) otherwise taking or committing to take any actions or agree to any undertakings that would limit Parent’s (including its Subsidiaries’, Affiliates’, and the Surviving Corporation’s) freedom of action with respect to, or their ability to retain, or impose obligations on Parent’s (including its Subsidiaries’, Affiliates’, and the Surviving Corporation’s) future operations with respect to, assets (whether tangible or intangible), businesses, divisions, personnel, operations, products or product lines or contractual or supply relationships of Parent (and its Subsidiaries and Affiliates, including the Surviving Corporation) or the Company (and its Subsidiaries), in each case so as to satisfy the conditions to the Closing or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Legal Proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date (each such action in the foregoing clauses (ii), (iii) and (iv), individually or collectively, a “Remedial Action”); provided, that the Company (and its Subsidiaries) shall not be permitted to offer or agree to or effectuate any Remedial Action without the prior written consent of Parent; provided, further, that neither Parent nor any of its Affiliates shall be required to become subject to, or consent or agree to or otherwise take any action with respect to any Remedial Action, unless such Remedial Action is binding on or otherwise applicable to Parent or its Affiliates only from and after the Effective Time in the event that the Closing occurs.

(d)            The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 6.7(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other communications provided to or received by or on behalf of the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to the Contemplated Transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The Parties, as they deem advisable and necessary, may designate any competitively sensitive material provided to the other under this Section 6.7(d) as “Outside Counsel Attorneys Only Material,” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or discussion, either in Person, by videoconference, or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(e)            Parent shall, in consultation with the Company, control the (i) strategy for obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Required Approvals (including CFIUS Approval), (ii) response to any request from, inquiry by, or investigation by (including the timing, nature and substance of all such responses) any Governmental Entity with respect to the Merger and the other Contemplated Transactions and (iii) strategy for the defense and settlement of any action brought by or before any Governmental Entity that has authority to enforce the applicable Antitrust Laws.

(f)            In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.7, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or by a private party, is instituted (or threatened to be instituted) challenging, hindering, impeding, interfering with or delaying any Contemplated Transactions, in each case, as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action or Legal Proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other Contemplated Transactions.

(g)            Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement in accordance with Article 8, each of Parent and the Company shall not, and shall cause its respective Subsidiaries and controlled Affiliates to not, acquire or agree to acquire any other Person or business or any material assets or properties of any other Person if such acquisition would reasonably be expected to materially impede, prevent or materially delay the Parties from obtaining any Required Approval in connection with the Contemplated Transactions, or to prevent or materially delay or materially impede the consummation of the Contemplated Transactions.

(h)            Parent and the Company shall submit, or cause to be submitted, (i) as promptly as practicable following the execution of this Agreement, a draft of the joint notice to CFIUS (“CFIUS Notice”) contemplated under 31 C.F.R. § 800.501(g) with respect to the Contemplated Transactions, (ii) as promptly as practicable after receiving feedback from CFIUS regarding the draft CFIUS Notice referenced in clause (i), a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a), and (iii) as soon as possible (and in any event in accordance with applicable regulatory requirements) any other submissions that are formally requested by CFIUS to be made, or which Parent and the Company mutually agree should be made, in each case in connection with this Agreement and the Contemplated Transactions. Parent and the Company shall cooperate with each other in connection with any such filing or the provision of any such information (including, to the extent permitted by applicable law, (A) providing copies, or portions thereof, of all such documents to the non-filing party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith; and (B) keeping each other timely apprised of the status and content of any material communications with, and any inquiries or requests for additional information or documentary material from, CFIUS) and in connection with resolving any investigation or other inquiry of any Governmental Entity under Section 721 with respect to any such filing or any such transaction; provided, that, notwithstanding anything to the contrary in this Agreement, no Person shall be required to share communications containing its confidential business information or information that is protected by attorney-client privilege.

(i)            In furtherance of and not in limitation of the obligations contained in this Section 6.7, Parent and its controlled Affiliates shall take, or cause to be taken, all action necessary to receive CFIUS Approval so as to enable the Closing, including providing all such assurances as may be requested or required by CFIUS, including entering into a mitigation agreement, letter of assurance, national security agreement, proxy agreement, trust agreement or other similar arrangement or agreement, in relation to the business and assets of the Company; provided. that, notwithstanding anything herein to contrary, Parent and its Affiliates shall not be required, in order to obtain CFIUS Approval, to take any action (i) that would violate any Law applicable to Parent or its Affiliates or (ii) with respect to the assets or businesses of Parent or its Affiliates (other than the Acquired Companies) that would reasonably be expected to have a material adverse effect on Parent and its Affiliates (other than the Acquired Companies), taken as a whole (for this purpose, measured as if Parent and its Affiliates, taken as a whole, were the size of, and with the financial profile of, Parent, its Affiliates and the Acquired Companies, taken as a whole).

(j)            For purposes of this Section 6.7, references to Affiliates (including controlled Affiliates) of Parent shall be deemed to include Guarantor and the Specified Parent Joint Ventures.

Section 6.8            Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to this Agreement or the Contemplated Transactions, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

Section 6.9            Public Announcements. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Contemplated Transactions and shall not issue any such press release or other public statement or comment without obtaining the other Parties’ prior written consent, except that, after having consulted with the other Parties in accordance with this Section 6.9, no such consent shall be required to the extent such press release or other public statement or comment is required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the Tokyo Stock Exchange, the Sapporo Securities Exchange, the Nagoya Stock Exchange or the Fukuoka Stock Exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 6.9 shall not apply to (i) any communication regarding an Alternative Proposal or from and after a Change of Recommendation, in each case, with respect to the Company, to the extent permitted by Section 6.4 or (ii) any press release, filings with the SEC or other public statement or comment the contents of which are substantially consistent with prior public statements and other communications made by the Company, Parent or Merger Sub in compliance with this Agreement. Parent and the Company agree to issue a joint press release as the first public disclosure of this Agreement; provided, that Guarantor may issue substantially concurrently with the issuance of such joint press release, a press release in Japan in a form agreed by the Parties prior to issuance thereof.

Section 6.10          Indemnification and Insurance.

(a)            Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries (or directors or officers of an Acquired Company to the extent serving as fiduciaries with respect to any Company Employee Plan maintained by any Acquired Company) as provided in their respective articles or certificates of incorporation or bylaws or other organizational documents or in any Contract (including indemnification agreements identified on Section 6.10 of the Company Disclosure Letter) of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time shall survive the Merger and shall continue at and after the Effective Time in full force and effect. For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles or certificates of incorporation and bylaws or similar organizational documents as in effect as of immediately prior to the Effective Time or in any Contract (including indemnification agreements identified on Section 6.10 of the Company Disclosure Letter) of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six (6)-year period. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their respective terms, each of the covenants contained in this Section 6.10.

(b)            For a period of six (6) years after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (or directors or officers of an Acquired Company to the extent serving as fiduciaries with respect to any Company Employee Plan), in each case, at or prior to the Effective Time (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law following receipt of a written undertaking by or on behalf of such Indemnified Party to repay such advanced amounts if it is ultimately determined by final and non-appealable adjudication that such Indemnified Party was not entitled to indemnification under this Section 6.10(b)), liabilities and losses, reasonably incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with any such Indemnified Party serving as an officer, director, employee or other fiduciary in any entity if such service was at the request or for the benefit of the Company or its Subsidiaries). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)            For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers or provide substitute policies for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) (with insurance carriers having the same or better A.M. Best financial rating as the Company’s current directors’ and officers’ and fiduciary liability insurance carriers), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company and its Subsidiaries (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required by this Section 6.10(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase, or Parent may, at its option request that the Company purchase, a six (6)-year prepaid “tail” directors’ and officers’ and fiduciary liability insurance policy for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Company shall not pay an aggregate amount for such policy in excess of the Maximum Amount. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect and to continue to honor the obligations thereunder.

(d)            Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.10 (subject to the undertakings described in Section 6.10(b)).

(e)            The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)            In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11          Certain Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense of any pending or threatened Legal Proceeding against the Company and/or its directors relating to this Agreement, the Merger or the other Contemplated Transactions (whether directly or on behalf of the Company and its Subsidiaries or otherwise); provided, that the Company shall promptly notify Parent of any such Legal Proceeding, keep Parent reasonably and promptly informed with respect to the status thereof, give Parent the right to participate in, and the right to review and comment on all material filings or responses to be made by the Company in connection with, any such Legal Proceeding (and shall give due consideration to Parent’s comments and other advice with respect to such Legal Proceeding, including with respect to strategy and any significant decisions related thereto), and give Parent the opportunity to consult on the settlement, release, waiver or compromise of any such Legal Proceeding, provided, that this Section 6.11 shall not require the Company or any of its Subsidiaries to provide, or cause to be provided, any information the disclosure of which would reasonably be expected to result in the loss of any attorney-client privilege; provided, further that the Company shall use reasonable best efforts to make appropriate substitute arrangements to allow access in a manner that does not result in waiver of such privilege. The Company shall in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). This Section 6.11 is without prejudice to the provisions in Section 3.1(b) relating to Dissenting Shares and shall not apply to Legal Proceedings between the Company, on the one hand, and Parent or Guarantor, on the other hand.

Section 6.12           Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE, the CSE and the SEC to enable the de-listing by the Surviving Corporation of the Common Stock from the NYSE and the CSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.13           Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of (or other transactions in) Company equity securities (including derivative securities) pursuant to the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14          Obligations of Parent; Obligations of the Company.

(a)            Parent shall cause Merger Sub, each of Parent’s other Subsidiaries, and the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with the Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities. Parent, in its capacity as the sole stockholder of Merger Sub, shall approve and adopt this Agreement by written consent immediately following its execution.

(b)            The Company shall cause each of its Subsidiaries to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and the Company shall be jointly and severally liable with the Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities.

Section 6.15          No Employment Discussions. Except as approved by the Company Board, at all times prior to the Closing, Parent and Merger Sub will not, and will not permit any of their controlled Affiliates to, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (a) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time, (b) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Shares or (c) pursuant to which such individual would agree to provide, directly or indirectly, equity funding or investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 6.16          Company Indebtedness.

(a)            At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent fully executed payoff letters (the “Payoff Letters”), in each case, with respect to the Indebtedness identified on Section 6.16(a)(iii) of the Company Disclosure Letter and which Payoff Letters shall (i) evidence the repayment of the applicable Indebtedness, (ii) provide instructions for the payment of all amounts necessary to cause the payment in full of the applicable Indebtedness, (iii) provide for, upon receipt of such amounts, the automatic termination and release of all Liens on the assets of the Acquired Companies securing such Indebtedness and the automatic termination and release of all guarantees by the Acquired Companies of such Indebtedness and (iv) otherwise be in customary form; provided, that Parent may, in its sole discretion and upon written notice to the Company, waive the requirement to provide a Payoff Letter with respect to any Indebtedness identified on Section 6.16(a)(iii) of the Company Disclosure Letter.

(b)            Parent or Merger Sub will be permitted to commence and conduct, in accordance with the terms of the Company Indentures and applicable Law, including SEC rules and regulations, one or more offers to purchase, including any “Change of Control Offer” or any offer in connection with a “Fundamental Change” (as such terms, or any similar terms, are defined in the applicable Company Indenture), any tender offer or any exchange offer, and/or to conduct a consent solicitation, if any (each, a “Debt Offer” and collectively, the “Debt Offers”) with respect to any or all of the outstanding aggregate principal amount of the Company Notes in connection with the Merger and the other Contemplated Transactions; provided, that the closing of any such Debt Offer shall not be consummated prior to the Closing and any such transaction shall be funded using consideration provided by Guarantor, Parent and/or Merger Sub or any of their respective Subsidiaries (other than the Company or one of its Subsidiaries). Parent and Merger Sub shall keep the Company reasonably informed of any Debt Offers, including the timing and commencement of any Debt Offers and any tender deadlines. Parent and Merger Sub shall not be permitted to commence any Debt Offer until Parent shall have provided to the Company the necessary offer to purchase, letter of transmittal and press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or Merger Sub to holders of the applicable Company Notes (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents (and Parent shall consider in good faith comments of the Company and its counsel thereon). In no event shall the Company or any of its Subsidiaries be required to incur any financing or provide assistance in obtaining any financing for a Debt Offer; it being understood and agreed that no such Debt Offer shall delay the Closing beyond the date that it is required to occur under this Agreement. The closing of the Debt Offers will be expressly conditioned on the occurrence of the Closing; provided, that the consummation of a Debt Offer with respect to the Company Notes will not be a condition to Parent’s obligations to consummate the transactions contemplated by this Agreement.

(c)            If requested by Parent, the Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, in each case in accordance with the terms of the applicable Company Credit Facility or Company Indenture, use their reasonable best efforts to (x) obtain any waivers and/or consents with respect to any “Change of Control” or “Fundamental Change” (as such terms, or any similar terms, are defined in the applicable Company Credit Facilities) and (y) enter into any amendments and/or supplements to the Company Credit Facilities or Company Indentures in connection therewith, and will use reasonable best efforts to cause the agents, trustees, holders and/or lenders under the applicable Company Credit Facility (collectively, the “Agents”) to enter into such amendments and/or supplements, which shall become operative before or substantially simultaneously with the consummation of the Merger and the other Contemplated Transactions as determined by Parent.

(d)            In connection with any consent solicitation and subject to the receipt of any requisite consents, the Company and its Subsidiaries, as applicable, will execute one or more supplemental indentures or amendments to the Company Indentures in accordance with the Company Indentures, amending the terms and provisions of the Company Indentures as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indentures shall become operative no earlier than the Closing Date, and will use reasonable best efforts to cause the trustees or lenders under the applicable Company Indenture (the “Trustees”) to enter into such supplemental indenture or amendment before or substantially simultaneously with the consummation of the Merger and the other Contemplated Transactions as determined by Parent. Subject to the terms and conditions of this Section 6.16, the Company will provide and will use reasonable best efforts to have its Representatives and Subsidiaries provide all cooperation reasonably requested by Parent in connection with the execution of any supplemental indentures or amendments.

(e)            If requested by Parent, in lieu of or in addition to Parent commencing Debt Offers for the Company Notes, the Company shall (i) send any notices of redemption with respect to all or a portion of the outstanding aggregate principal amount of the Company Notes (which shall be in the form required under the applicable Company Indentures and conditioned upon the consummation of the Closing, if sent prior to the Closing, and shall become irrevocable upon the consummation of the Closing) to the applicable Trustee, (ii) use reasonable best efforts to take such actions as may be required under the applicable Company Indenture to cause the applicable Trustee to proceed with the redemption of the applicable Company Notes under such Company Indenture and to provide the notice of redemption (conditioned upon consummation of the Closing if provided prior to the Closing) to the holders of such Company Notes pursuant to the applicable Company Indenture and (iii) use reasonable best efforts to prepare and deliver all other documents required under the applicable Company Indenture (including any officer’s certificates and legal opinion) to issue notices of redemption (conditioned upon consummation of the Closing, if issued prior to the Closing) for such Company Notes in accordance with the applicable Company Indenture providing (x) for the redemption on the Closing Date or such later date as shall be specified by Parent of such Company Notes or (y) for satisfaction and discharge of the Company Notes on the Closing Date and the applicable Company Indentures, in each case, pursuant to the requisite provisions of the applicable Company Indenture (subject to the consummation of the Closing, if sent prior to the Closing) (the “Redemption” and, together with the Debt Offers, the “Repayments”).

(f)            The notices of redemption delivered to the applicable Trustees and holders of the Company Notes (if delivered prior to the Closing) may state that the redemption date may be delayed until such time as any condition to redemption stated therein shall be satisfied or such Redemption may not occur and such notice may be rescinded in the event such condition shall not have been satisfied.

(g)            The Company shall, and shall cause its Subsidiaries and direct their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation, at Parent’s sole cost and expense, reasonably requested by Parent or Merger Sub in connection with this Section 6.16, including by (i) causing the applicable trustee or lender to agree to proceed with the Repayments, (ii) waiving any conditions to the Repayments as may be reasonably requested by Parent that may be legally waived and may be waived under the terms of the applicable Company Indenture (and not, without the written consent of Parent, waive any condition to the Repayments or make any changes to the Repayments unless required by the applicable Company Indenture or by Law), (iii) commencing the Repayments on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable Company Indentures, that are specified, from time to time, by Parent or Merger Sub, (iv) in connection with any consent solicitations, assuming the applicable requisite consents are received, executing (and using reasonable best efforts to cause the applicable trustee or lender to execute) supplemental indentures to the applicable indenture or amendments to the applicable agreement promptly after the requisite consents are obtained, provided, that such supplemental indentures or amendments will not become operative prior to the Closing Date, (v) upon the request of Parent, extending the offer period or consent period applicable to a Repayment to a date selected by Parent in accordance with the terms of the applicable Company Indenture and Repayments; provided, that in no event will the Company or any of its Subsidiaries be required to commence or settle any Repayments or make any consent payment prior to the Closing Date, unless Parent funds the settlement of the Repayments and makes any consent payment therewith to satisfy any obligations of the Company to the debt holders of the Company or any of its Subsidiaries that may arise as a result of such Repayments; provided, further that the dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Repayments will be selected by Parent after consultation with the Company, (vi) in connection with any exchange offer, providing such information as may be requested pursuant to Section 6.18(a)(ii) and obtain a comfort letter and updates thereof from the Company’s independent public accountants, in customary form and covering such matters as are customarily covered by such comfort letters delivered to dealer managers in exchange offers and (vii) if requested by Parent, causing its legal counsel to provide all customary legal opinions required in connection with any of the transactions contemplated by this Section 6.16 to the extent such legal opinions are required to be delivered before the Closing Date. The cooperation and other obligations contemplated by this Section 6.16 shall not require (i) the Company to cooperate with respect to any Debt Offer that would reasonably be expected to be inconsistent with the terms of the applicable Company Indentures or applicable Law, (ii) the Company or any of its officers, directors or other Representatives to authorize, adopt or execute any amendments or other agreement that would reasonably be expected to be inconsistent with the terms of the applicable Company Indentures, the applicable Company Credit Facilities or applicable Law or that would become operative before the Closing Date, or (iii) the Company’s legal counsel to give any opinion that is not required pursuant to the applicable Company Credit Facilities or the applicable Company Indentures or any opinion that, in the opinion of such legal counsel, does not comply with applicable Laws.

Section 6.17          Financing.

(a)            Each of Parent and Merger Sub shall, and shall cause Guarantor and their respective Subsidiaries and each of their respective Representatives and controlled Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Debt Financing as contemplated by the Debt Commitment Letters, as the same may be amended in compliance with Section 6.17(b), subject only to the conditions set forth in the Debt Commitment Letters or any Alternative Financing (including any “flex” provisions applicable to the Debt Financing), including using (and causing its controlled Affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Debt Commitment Letters, (ii) negotiate, enter into and deliver (and cause its controlled Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Debt Financing on the terms and conditions set forth in the applicable Debt Commitment Letters (including any “flex” provisions applicable to the Debt Financing), or on such other terms and conditions, subject to Section 6.17(b), satisfactory to Guarantor or otherwise not less favorable to Guarantor and its controlled Affiliates (as determined by Guarantor in good faith) than the terms and conditions contained in the applicable Debt Commitments Letters, which definitive agreements shall be in effect no later than the Closing, (iii) satisfy, at or prior to the Closing, all conditions to the availability of the Debt Financing to the extent within Guarantor’s or its respective controlled Affiliates’ control and assist in the satisfaction of all other conditions to the Debt Financing and the definitive agreements entered into with respect to the Debt Commitment Letters, (iv) upon satisfaction of the conditions set forth in the Debt Commitment Letters (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), to consummate the Debt Financing at Closing and (v) enforce their rights under the Debt Commitment Letters and the definitive agreements related to the Debt Financing.

(b)            Neither Parent nor its controlled Affiliates shall, and Parent shall cause Guarantor not to, obtain any replacement of, agree to or permit any amendments, supplements or other modifications to, or grant any waivers of, any condition, remedy or other provision of the Debt Commitment Letters (other than to effect any flex provisions set forth in the Debt Commitment Letters) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Parent and its Affiliates may amend, supplement, replace, waive or modify the Debt Commitment Letters if such amendments, supplements, replacements, waivers or modifications would not or would not reasonably be expected to (i) reduce the aggregate amount of the Debt Financing or the net cash proceeds available from the Debt Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Debt Financing) below an amount necessary to satisfy the Funding Obligations, (ii) impose new or additional conditions or contingencies to the Debt Financing or otherwise expand, amend, waive or modify any of the conditions or contingencies to the Debt Financing, in each case, that would materially delay or prevent the Closing or (iii) otherwise expand, amend, waive or modify any provisions of, or remedies under, the Debt Commitment Letters in a manner that would or would reasonably be expected to (x) prevent or materially delay or make materially less likely the funding of the Debt Financing (or the satisfaction of the conditions to the Debt Financing) at the Closing or impair the ability of Parent to consummate the Merger and the other Contemplated Transactions or (y) adversely impact the ability of Guarantor or any of its Affiliates’ to enforce their respective rights against the Debt Financing Sources or any of the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto (any such adverse effect, an “Adverse Effect on Financing”); provided, that subject to compliance with the other provisions of this Section 6.17, (A) Guarantor, Parent and Merger Sub may amend, supplement or otherwise modify the Debt Commitment Letters to assign or reassign or reallocate commitments and roles to lenders, agents, arrangers, bookrunners or other Debt Financing Sources that have not executed the applicable Debt Commitment Letter as of the date hereof and (B) so long as there is no Adverse Effect on Financing, Guarantor, Parent and Merger Sub may amend, modify, replace, reduce or terminate the Debt Commitment Letters furnished to the Company on or prior to the date hereof, to reduce or replace the commitments thereunder (or terminate the commitments of any of the Debt Financing Sources) so long as any amount so terminated, replaced or reduced is replaced or supplemented by new debt commitments under one or more new debt commitment letters (“Replacement Debt Commitment Letters”). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters, as hereafter amended, supplemented, replaced (including pursuant to any Replacement Debt Commitment Letters) or modified, to the extent such amendment, supplementation, replacement or modification is permitted by this Section 6.17(b), and references to “Debt Commitment Letter,” “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended, modified, supplemented or replaced (or commitments or financing sources, as applicable), to the extent permitted by this Section 6.17(b). In the event Guarantor, Parent or Merger Sub enters into an amendment, supplement, replacement (including pursuant to any Replacement Debt Commitment Letters) or modification permitted by this Section 6.17(b), Parent or Merger Sub shall promptly thereafter provide a copy of such amendment, supplement, replacement or modification to the Company (and, in the case of any amendment, supplement, replacement or modification of any Fee Letter(s), with such Fee Letter(s) permitted to be redacted in the same manner contemplated by Section 5.11(a)).

(c)            In no event shall Parent or Merger Sub or any of their Affiliates directly or indirectly (i) award any agent, broker, investment banker, financial advisors or other firm or Person, except as specified on Section 6.17(c) of the Parent Disclosure Letter, any financial advisory role on an exclusive basis in connection with the Merger or the other Contemplated Transactions or (ii) knowingly or intentionally prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Debt Financing Sources, from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other Contemplated Transactions.

(d)            In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Parent and Merger Sub shall, and shall cause Guarantor and their respective controlled Affiliates to, promptly after the occurrence of such event, notify the Company in writing thereof and promptly after the occurrence of such event, (A) use their respective reasonable best efforts to arrange and obtain alternative debt financing from the same or alternative financial institutions in an amount sufficient to enable Parent and Merger Sub to consummate the Contemplated Transactions in accordance with the terms of this Agreement, on terms and conditions, taken as a whole, no less favorable to Guarantor, Parent and Merger Sub (as determined by Parent in good faith) than the terms and conditions set forth in the then applicable Debt Commitment Letters, that does not impose any additional conditions or contingencies that would constitute an Adverse Effect on Financing as compared to the conditions and other terms set forth in the applicable Debt Commitment Letters as of the date hereof (as amended, supplemented, replaced, waived or modified in accordance with Section 6.17(b)), taking into account any flex provisions thereof as promptly as practicable, following the occurrence of such event (the “Alternative Financing”) and (B) obtain and deliver a debt commitment letter to the Company with respect to such Alternative Financing, including true, correct and complete copies of any related executed fee letters, engagement letters or other agreements (provided, that such fee letters may be redacted in the same manner as permitted by Section 5.11(a)) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 6.17(d), and references to “Debt Commitment Letter,” “Debt Financing Sources” or “Debt Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 6.17(d).

(e)            Each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and Merger Sub to consummate the Contemplated Transactions, and reaffirms its obligation to consummate the Merger and the other the Contemplated Transactions irrespective and independently of the availability of the Debt Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

(f)            Upon the reasonable request of the Company, Parent and Merger Sub shall keep the Company reasonably informed of the status of the efforts of Guarantor, Parent or Merger Sub to arrange the Debt Financing. Parent and Merger Sub shall (i) give the Company prompt written notice of any (A) material breach or material default or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any material default or material breach by any party to the Debt Commitment Letters of which Parent or Merger Sub becomes aware, including the receipt of any written notice or other written communication from any Debt Financing Source with respect to any material breach or material default (or alleged material breach or material default) by any party to the Debt Commitment Letters, in each case, that would materially delay or prevent the Closing, (B) written withdrawal, repudiation or termination or threatened in writing withdrawal, repudiation or termination thereof of which Parent or Merger Sub becomes aware, or (C) incurable event or circumstance that makes a condition precedent relating to the Debt Financing unable to be satisfied (in the good faith determination of Parent) by any party of which Parent or Merger Sub becomes aware and (ii) notify the Company promptly if for any reason Parent or Merger Sub no longer believes in good faith that it or Guarantor, as applicable, will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letters from the sources described therein and (iii) upon reasonable request of the Company, otherwise keep the Company reasonably and promptly informed of the status of the efforts of Guarantor, Parent or Merger Sub to arrange the Debt Financing (including any Alternative Financing). As soon as reasonably practicable following the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company in writing relating to any circumstance referred to in the immediately preceding sentence; provided, that, that nothing in this sentence or the immediately preceding sentence shall require Parent or Merger Sub to disclose any information that is subject to the attorney-client or work product or similar privilege or the disclosure of which would result in the breach of any of Guarantor’s or Parent’s confidentiality obligations set forth in the applicable Debt Commitment Letters.

Section 6.18          Financing Cooperation.

(a)            Prior to the Closing, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, in each case at Parent’s sole cost and expense, provide customary cooperation that is reasonably requested by Parent or Merger Sub to assist Guarantor, Parent and Merger Sub in connection with causing the conditions to the Debt Financing to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub solely in connection with their efforts to obtain the Debt Financing or to effect the Repayments, which cooperation shall include using reasonable best efforts to:

(i)             participate (which shall be limited to teleconference or virtual meeting platforms) in a reasonable number of lender meetings, lender presentations, due diligence sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed times;

(ii)            provide reasonable assistance to Parent in its preparation of customary rating agency presentations, customary bank information memoranda and similar documents reasonably and customarily required in connection with the Debt Financing, in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries, and promptly furnish, to the extent practicable, to Parent and Merger Sub such information regarding the Company and its Subsidiaries (and updates thereto as reasonably requested by such Persons), including historical financial information, in each case, that is readily available from the books and records of the Company and its Subsidiaries in the ordinary course of business, and other customary financial information as is reasonably requested by Parent and Merger Sub in connection with the Debt Financing or the Repayments, or that is customarily required in connection with the execution of financings of a type similar to the Debt Financing or the Repayments;

(iii)            ensure that an officer of the Company executes prior to the Closing customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders; and

(iv)            deliver at least four (4) Business Days prior to the Closing Date information and documentation related to the Company and its Subsidiaries required and reasonably requested in writing by Parent or Merger Sub at least eight (8) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(b)            The cooperation and other obligations contemplated by Section 6.18(a) shall not (A) require any action that would (or would reasonably be expected to) cause any condition of the Company to Closing to fail to be satisfied, (B) require the Company or any of its Subsidiaries or their respective Representatives to (i) other than with respect to the authorization letter contemplated by Section 6.18(a)(iii), execute, deliver, enter into, approve or perform any agreement, commitment, document, certificate or instrument, or modification of any agreement, commitment, document, certificate or instrument or incur any other actual or potential liability or obligation relating to the Debt Financing, in each case, that becomes effective prior to the Closing, (ii) deliver or cause the delivery of any legal opinions or reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing, excluding any customary authorization letters contemplated by Section 6.18(a)(iii) (provided, that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates the Company and each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith), (iii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection to the Debt Financing or the incurrence of indebtedness thereby, in each case, that becomes effective prior to the Closing or (iv) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any liability or obligation of any kind or give any indemnities prior to the Closing in connection with the Debt Financing, other than any payment or reimbursement of incidental out-of-pocket costs and expenses that are subject to reimbursement by Parent or Merger Sub, (C) require the Company or any of its Subsidiaries or their respective Affiliates and Representatives to deliver any certificate or take any action pursuant to Section 6.18(a) if doing so could reasonably be expected to result in liability to the Company or such Subsidiary, Affiliate or Representative, (D) require the Company or any of its Subsidiaries to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party that is not entered into for the purpose of evading this covenant or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege, (E) require the Company or any of its Subsidiaries to take any action that will conflict with or violate any applicable Laws or result in a violation or breach of, or default under, any agreements to which the Company or any of its Subsidiaries is a party (other than any agreement entered into for the purpose of evading this covenant), (F) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, or (G) require the preparation or delivery of any financial statements or other financial data that are not prepared in the ordinary course of its financial reporting practice, in each case, except as contemplated by Section 6.18(a)(ii); it being understood and agreed that under no circumstances shall the Company and its Subsidiaries be required to provide projections, estimates or pro forma financial information, including any pro forma cost savings, synergies, capitalization or other pro forma adjustments to be incorporated into any pro forma financial information, all of which shall be the responsibility of Parent and Merger Sub.

(c)            Without limitation of any other provision of this Agreement, neither the Company nor any of its Affiliates or Subsidiaries shall have any liability to Parent or Merger Sub in respect of any financial statements, other financial information or data or other information, solely by virtue of providing such information pursuant to this Section 6.18. All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.18 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that, notwithstanding any of the foregoing, Parent and its Affiliates and the Debt Financing Sources may disclose any such non-public or otherwise confidential information in connection with the syndication of the Debt Financing, subject to customary confidentiality undertakings consistent with the Debt Commitment Letter or otherwise as is customary in the syndication practices of the Debt Financing Sources by recipients of such non-public or otherwise confidential information.

(d)            Parent shall, following request by the Company, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including reasonable and documented out-of-pocket outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under this Section 6.18 and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable and documented out-of-pocket attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation, (2) the Debt Financing, (3) any information used in connection with the Debt Financing that was not provided by, or on behalf of, the Company or any of its Affiliates or that was not included in, or discernable from, public filings by the Company or any of its Affiliates and (4) any action taken by any of them at the request of Parent or Merger Sub pursuant to this Section 6.18 or otherwise in accordance with this Section 6.18, except, in each case, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines, or expenses (including outside attorneys’ fees and disbursements) arose from the gross negligence, fraud or willful misconduct by the Company, its Affiliates or any of their respective Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction or the inaccuracy of information provided by, or on behalf of, the Company or any of its Affiliates in connection with the Debt Financing; provided, that any request for reimbursement be made before the twentieth (20th) day of any month and payment will be made on the final day of such month. Any lender presentations or bank memoranda prepared by, or on behalf of or utilized by Parent, Merger Sub or their Affiliates, or Parent’s or Merger Sub’s Debt Financing Sources, in connection with Guarantor’s financing activities in connection with the Contemplated Transactions, which include any information provided by the Company or any of its Affiliates or Representatives shall include a conspicuous disclaimer to the effect that none of the Company or any of its Subsidiaries or their respective Affiliates or any of their or their Affiliates’ respective Representatives nor any employees thereof have any responsibility or liability for the content of such document and disclaim all responsibility therefor, including any unauthorized use by the recipients thereof of the information set forth in such document. Any use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing shall require the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(e)            Notwithstanding anything herein to the contrary, the condition set forth in Section 7.3(b), as it applies in respect of the Company’s obligations under this Section 6.18, shall be deemed satisfied unless the Company has breached its obligations under this Section 6.18 and such breach resulted in Parent not being able to obtain the Debt Financing contemplated by any of the Debt Commitment Letters.

Section 6.19          Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.20          FIRPTA Certificate. Unless not otherwise permitted by applicable Law, the Company shall deliver to Parent, at or prior to the Closing, a certificate and corresponding notice to the IRS and duly executed and acknowledged, satisfying the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

Section 6.21          Notification of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Contemplated Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any effect, change, event, fact, condition, development or occurrence known to it that (i) would reasonably be expected to, individually or taken together with all other effects, changes, events, facts, conditions, developments or occurrences known to it, result in a Company Material Adverse Effect or (ii) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that would reasonably be expected to result in the failure of a condition contained in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b); provided, however, that (x) the delivery of any notice pursuant to this Section 6.21 shall not cure any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and (y) no failure to deliver a notice required by this Section 6.21 shall be considered in determining whether there has occurred a failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3.

Section 6.22          Transition Planning.

(a)            Parent and the Company shall discuss in good faith and cooperate with respect to planning for transition and integration matters following the Merger. Promptly following the date hereof, each of the Company and Parent will designate individuals reasonably acceptable to each other to a working committee (the “Transition Committee”) for the purpose of discussing, planning and preparing to implement (following the Effective Time) transition and integration matters, which Transition Committee will have a consultative role and will meet at least monthly until the earlier of the termination of this Agreement and the Effective Time. Parent will prepare an agenda for each meeting of the Transition Committee; provided, that no less than three (3) Business Days prior to such meeting of the Transition Committee, Parent shall provide the Company the opportunity to review such agenda and consider in good faith any addition or modification proposed by the Company to such agenda.

(b)            Without limiting Parent’s rights under, or expanding the Company’s or any of its Affiliates obligations under, Section 6.3, the Company shall cooperate in good faith with reasonable requests by Parent to (a) facilitate an orderly transition to Parent ownership following the Effective Time, including preparing for contemplated organizational changes and business initiatives, and (b) provide reasonable support for the Transition Committee to effect the foregoing.

Section 6.23          Company DRIP. The Company shall use reasonable best efforts to, as promptly as practicable after the date hereof, cause the Company DRIP to be suspended with effect, to the extent permissible in accordance with the terms thereof, from the date of this Agreement until the earlier of the Effective Time or valid termination of this Agreement.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.1            Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger and the other Contemplated Transactions shall be subject to the satisfaction (or waiver by each of Parent and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.

(b)            No Legal Restraints. No injunction or similar Order by any Governmental Entity in the U.S. or any other jurisdiction specified in Section 7.1(c) of the Company Disclosure Letter with competent jurisdiction over any Party that prohibits the consummation of the Merger and the other Contemplated Transactions shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity with competent jurisdiction over any Party in the U.S. or any other jurisdiction specified in Section 7.1(c) of the Company Disclosure Letter that remains in effect and, in any case, prohibits or makes illegal the consummation of the Merger (any such Order, injunction or Law, a “Legal Restraint”).

(c)            Regulatory Approvals. (i) The applicable waiting period (and any extension thereof) and any agreement with a Governmental Entity not to consummate the Contemplated Transactions under the HSR Act shall have expired or been earlier terminated, (ii) the CFIUS Approval shall have been obtained, and (iii) the approvals and clearances specified in Section 7.1(c) of the Company Disclosure Letter shall have been obtained (the approvals and clearances described in clauses (i) through (iii), collectively, the “Required Approvals”).

Section 7.2            Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other Contemplated Transactions is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a)            The representations and warranties of Parent and Merger Sub set forth in Article 5 (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except where the failure of such representations and warranties to be so true and correct does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(b)            Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)            Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3            Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other Contemplated Transactions are further subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable Law) of the following conditions:

(a)            (i) The representations and warranties of the Company set forth in Section 4.1(a), the first sentence of Section 4.2(a), clauses (i) through (viii) of Section 4.2(b), Section 4.2(c) (solely with respect to the Company) and Section 4.6(a) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except, solely in respect of the first sentence of Section 4.2(a), clauses (i) through (viii) of Section 4.2(b) and Section 4.2(c) (solely with respect to the Company), for inaccuracies that do not exceed $50,000,000 in the aggregate; (ii) the representations and warranties of the Company set forth in Section 4.2(a) (other than the first sentence thereof), Section 4.3, Section 4.21, Section 4.22 and Section 4.23, shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date); and (iii) the other representations and warranties of the Company set forth in Article 4 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b)            The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)            Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)            The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4            Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any covenant or agreement of this Agreement.

ARTICLE 8
TERMINATION

Section 8.1            Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a)            by the mutual written consent of the Company and Parent;

(b)            by either the Company or Parent if (i) the Effective Time shall not have occurred on or before 11:59 p.m. Eastern time on September 18, 2024 (the “End Date”) (provided, that if, as of such time and date all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (but only to the extent the applicable Legal Restraint relates to the Required Approvals)), then such date shall, automatically without the action of any Person, be extended to 11:59 p.m. Eastern time on March 18, 2025, and references to the “End Date” shall instead refer to such extended date, and provided, further, that if, as of such time and date all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (but only to the extent the applicable Legal Restraint relates to the Required Approvals)), then such date shall, automatically without the action of any Person, be extended to 11:59 p.m. Eastern time on June 18, 2025, and references to the “End Date” shall instead refer to such extended date) and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c)            by either the Company or Parent if any Governmental Entity with competent jurisdiction over any Party in the U.S. or any other jurisdiction specified in Section 7.1(c) of the Company Disclosure Letter shall have issued or enacted a Legal Restraint, and such Legal Restraint shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used the efforts required by this Agreement to remove such Legal Restraint; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party if such Party breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the issuance or entry of such Legal Restraint;

(d)            by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and concluded and the Required Company Stockholder Vote contemplated by this Agreement shall not have been obtained;

(e)            by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination; provided, that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(f)             by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination; provided, that neither Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(g)            (i) by the Company, in order to enter into a definitive agreement with respect to a Superior Proposal prior to obtaining the Required Company Stockholder Vote (it being agreed that no such termination shall be effective unless (A) the Company has complied in all material respects with Section 6.4(e), (B) the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(a) prior to or at the time of such termination and (C) promptly after such termination, the Company enters into such definitive agreement with respect to such Superior Proposal) or (ii) by Parent prior to obtaining the Required Company Stockholder Vote, if a Change of Recommendation shall have occurred.

Section 8.2            Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, the terminating Party shall give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the Contemplated Transactions shall be abandoned, without further action by any of the Parties. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, or their respective former, current or future directors, partners, stockholders, managers or members, except that (a) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 8.3; (b) subject to Section 8.3, no such termination shall relieve any Party for liability or damages (which the Parties acknowledge and agree, subject to Section 8.3(b) and Section 9.5, shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Merger Sub, would include the benefits of the Contemplated Transactions lost by the Company’s stockholders taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such Party, for such Party’s Willful Breach of any covenant or agreement of this Agreement or for Fraud by such Party prior to its termination; and (c) the Confidentiality Agreement, Article 1, this Section 8.2, Section 8.3 and Article 9 shall survive the termination hereof.

Section 8.3            Termination Fee.

(a)            Company Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) the Company shall have terminated this Agreement pursuant to Section 8.1(g)(i), (ii) Parent shall have terminated this Agreement pursuant to Section 8.1(g)(ii), or (iii) (A) after the date of this Agreement and prior to the Company Stockholders’ Meeting, an Alternative Proposal has been publicly proposed or publicly disclosed, and not withdrawn at least two (2) Business Days prior to, the Company Stockholders’ Meeting, (B) this Agreement is subsequently terminated by Parent or the Company pursuant to Section 8.1(d) and (C) concurrently with or within nine (9) months after such termination, (x) the Company shall have entered into a definitive agreement providing for a transaction that constitutes an Alternative Proposal (which transaction is subsequently consummated, whether during or following such nine (9) month period) or (y) the Company shall have completed a transaction that constitutes an Alternative Proposal (it being understood that, for purposes of clause (A) and this clause (C), references to “twenty percent (20%)” in the definition of Alternative Proposal shall be “fifty percent (50%)” for any fee to be payable under this Section 8.3(a)), then the Company shall pay the Company Termination Fee to Parent (or its designee(s)) by wire transfer of immediately available funds to an account designated by Parent (or its designee(s)), such payment to be made prior to or concurrently with, and as a condition to the effectiveness of, termination in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, or within three (3) Business Days after the completion of the transaction referred to in clause (iii) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Upon the payment by the Company of the Company Termination Fee as and when required by this Section 8.3(a), together with any fees, costs, expenses and interest payable pursuant to Section 8.3(c), none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, Affiliates and Representatives (collectively, “Company Related Parties”) shall have any further liability with respect to this Agreement or the Contemplated Transactions to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 8.2 and except in the case of a Willful Breach of this Agreement or Fraud by the Company (in which case Parent (or its designee(s)) shall be entitled to seek monetary damages, recovery or award from the Company (provided, that, in no event will the Parent Related Parties or any other Person be entitled to seek monetary damages, recovery or award for Willful Breach of this Agreement or Fraud arising out of any matter forming the basis for such termination)). Payment of the Company Termination Fee pursuant to this Section 8.3(a) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and, upon payment of the Company Termination Fee, none of Parent, Merger Sub, any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any Action or Legal Proceeding against any of the Company Related Parties arising out of or in connection with this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination, except to the extent provided in Section 8.2 and except in the case of a Willful Breach of this Agreement or Fraud by the Company (in which case Parent (or its designee(s)) shall be entitled to seek monetary damages, recovery or award from the Company); provided, that, in no event will the Parent Related Parties or any other Person be entitled to seek monetary damages, recovery or award for Willful Breach of this Agreement or Fraud arising out of any matter forming the basis for such termination. Parent’s right (and the rights of Parent’s designee(s)) to receive payment from the Company of the Company Termination Fee pursuant to this Section 8.3(a) shall be the sole and exclusive remedy of the Parent Related Parties in circumstances where the Company Termination Fee is payable pursuant to this Section 8.3(a) against the Company Related Parties for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except, in each case, to the extent provided in Section 8.2 and except in the case of a Willful Breach of this Agreement or Fraud by the Company (in which case Parent (or its designee(s)) shall be entitled to seek monetary damages, recovery or award from the Company); provided, that, in no event will any of the Company Related Parties be liable for monetary damages, recovery or award for Willful Breach of this Agreement or Fraud arising out of any matter forming the basis for such termination.

(b)            Parent Termination Fee. Notwithstanding any provision in this Agreement to the contrary, in the event that:

(i)              this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and, at the time of such termination, (A) one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (with respect to Section 7.1(b), only as the result of a Legal Restraint issued or granted in respect of the Merger or the other Contemplated Transactions by (x) a Governmental Entity in the U.S. or any other jurisdiction specified in Section 7.1(c) of the Company Disclosure Letter pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Law or (y) CFIUS or the President of the United States) have not been satisfied or waived, (B) the condition set forth in Section 7.1(a) has been satisfied and (C) all of the other conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied were the Closing to occur at such time)); or

(ii)             this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), only as the result of a Legal Restraint issued or granted in respect of the Contemplated Transactions by (A) a Governmental Entity in the U.S. or any other jurisdiction specified in Section 7.1(c) of the Company Disclosure Letter pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Law or (B) CFIUS or the President of the United States and, at the time of such termination, the condition set forth in Section 7.1(a) has been satisfied and one or more of the conditions set forth in Section 7.1(b) and Section 7.1(c) (with respect to Section 7.1(b), only as the result of a Legal Restraint issued or granted in respect of the Merger or the other Contemplated Transactions by (x) a Governmental Entity in the U.S. or any other jurisdiction specified in Section 7.1(c) of the Company Disclosure Letter pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Law or (y) CFIUS or the President of the United States) have not been satisfied or waived, and all of the other conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied were the Closing to occur at such time));

then, in each case, Parent shall pay the Parent Termination Fee to the Company as promptly as practicable (and, in any event, within three (3) Business Days following the date of the Company Election, which shall, for the avoidance of doubt, occur after the date of termination) by wire transfer of immediately available funds to an account designated by the Company. Promptly following a termination described in Section 8.3(b)(i) or (ii), the Company shall irrevocably elect in writing to accept or decline the Parent Termination Fee (the “Company Election”). If the Company has declined the Parent Termination Fee, the Company Election shall constitute an irrevocable waiver of the Parent Termination Fee. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Upon the payment by Parent of the Parent Termination Fee as and when required by this Section 8.3(b) and subject to the Company’s election to accept Parent Termination Fee specified in the Company Election, together with any fees, costs, expenses and interest payable pursuant to Section 8.3(c), none of the Parent Related Parties or any Debt Financing Source shall have any further liability with respect to this Agreement or the Contemplated Transactions to the Company Related Parties or any other Person, except to the extent provided in Section 8.2 and except in the case of a Willful Breach of this Agreement or Fraud by Parent (in which case the Company shall be entitled to seek monetary damages, recovery or award from Parent; provided, that, in no event will the Company Related Parties or any other Person be entitled to seek monetary damages, recovery or award for Willful Breach of this Agreement or Fraud arising out of any matter forming the basis for such termination if the Company has elected to accept the Parent Termination Fee in the Company Election). If the Company has elected to accept the Parent Termination Fee in the Company Election, payment of the Parent Termination Fee pursuant to this Section 8.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Acquired Companies, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and, upon the Company’s election to accept the Parent Termination Fee in the Company Election, none of the Company Related Parties or any other Person shall be entitled to bring or maintain any Action or Legal Proceeding against any of the Parent Related Parties or any Debt Financing Source arising out of or in connection with this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination, except, in each case, to the extent provided in Section 8.2 and except in the case of a Willful Breach of this Agreement or Fraud by Parent or Merger Sub (in which case the Company shall be entitled to seek monetary damages, recovery or award from Parent or Merger Sub); provided, that, in no event will the Company Related Parties or any other Person be entitled to seek monetary damages, recovery or award for Willful Breach of this Agreement or Fraud arising out of any matter forming the basis for such termination if the Company has elected to accept the Parent Termination Fee in the Company Election. The Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to this Section 8.3(b) shall be the sole and exclusive remedy of the Company Related Parties in circumstances where the Parent Termination Fee is payable pursuant to this Section 8.3(b) against any of the Parent Related Parties or any Debt Financing Source for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee, none of the Parent Related Parties or any Debt Financing Source shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except, in each case, to the extent provided in Section 8.2 and except in the case of a Willful Breach of this Agreement or Fraud by Parent or Merger Sub (in which case the Company shall be entitled to seek monetary damages, recovery or award from Parent or Merger Sub); provided, that, in no event will any of the Parent Related Parties be liable for monetary damages, recovery or award for Willful Breach of this Agreement or Fraud arising out of any matter forming the basis for such termination if the Company has elected to accept the Parent Termination Fee in the Company Election.

(c)            Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(a), Parent would not have entered into this Agreement and that, without Section 8.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 8.3, the Company, or Parent, as applicable, shall pay to Parent (or its designee(s)) or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such Party), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made plus two percent (2%) per annum. The Parties further acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall constitute a penalty but is each liquidated damages, in a reasonable amount that will compensate such Party in the circumstances in which either the Company Termination Fee or Parent Termination Fee, as applicable, is payable (and, with respect to the Parent Termination Fee, the Company has elected to accept the Parent Termination Fee in the Company Election) for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE 9
MISCELLANEOUS

Section 9.1            No Survival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.2            Expenses. Except as set forth in Section 8.3 and subject to the following sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Contemplated Transactions shall be paid by the Party incurring or required to incur such expenses, except that expenses incurred by any Party in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne equally by the Company and Parent, and all filing fees paid by any Party in respect of any HSR Act or other regulatory filing shall be borne by Parent. Except as otherwise provided in Section 3.2(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes (for the avoidance of doubt, not including income, capital gain, gross receipt and other similar Taxes) imposed on the Company or any of its Subsidiaries pursuant to the Merger (including such Taxes that are also imposed on any holder of Shares with respect to the transfer of Shares as joint and several liability) shall be borne by the Surviving Corporation.

Section 9.3            Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic mail or otherwise as authorized by the prior sentence) to the other Parties. No Party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.4            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement, and any Action or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the Parties with respect to the Contemplated Transactions (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the Parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the Parties with respect to the Contemplated Transactions (whether at law or in equity, whether in contract or in tort or otherwise), each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any Party’s address and in the manner set forth in Section 9.6 shall be effective service of process for any such action.

(b)            EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER BODY OF LAW, TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR Legal Proceeding ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

Section 9.5            Specific Enforcement. Except as otherwise provided herein (including the final sentence of Section 9.5), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any Party failing to take such actions as are required of it hereunder in order to consummate the Contemplated Transactions). Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party agrees that the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance or other equitable relief. The pursuit of specific enforcement or other equitable remedy by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time, subject to the limitations or remedies set forth in this Agreement. In circumstances where Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objection to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations set forth in this Agreement or to specifically enforce the terms and provisions of this Agreement on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that time is of the essence and that the Parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including as a result of any dispute over the Parties’ obligations to consummate the Contemplated Transactions. It is accordingly agreed that, as to any Actions or Legal Proceedings in which a Party seeks specific performance or other equitable relief pursuant to this Section 9.5, the Parties shall use their reasonable best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any Party’s request for expedited proceedings. Each Party further agrees that by seeking the remedies provided for in this Section 9.5, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement, and nothing set forth in this Section 9.5 shall require any Party to institute any proceeding for (or limit any Party’s rights to institute any proceeding for) specific performance under this Section 9.5 prior to or as a condition to exercising any termination right under Article 8, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.5 or anything set forth in this Section 9.5 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement, the Debt Commitment Letter or otherwise in connection with the Debt Financing that might be available then or thereafter (subject to the terms and conditions set forth herein and therein). Notwithstanding anything herein to the contrary, while the Company may pursue both a grant of specific performance to the extent expressly permitted by this Section 9.5 and the payment of, subject to Section 8.2 and Section 8.3, other monetary damages, under no circumstances shall Parent or Merger Sub be obligated to both specifically perform the terms of this Agreement and pay other monetary damages.

Section 9.6            Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company:

United States Steel Corporation

600 Grant Street

Pittsburgh, Pennsylvania 15219

Email: ddholloway@uss.com; jtgraziano@uss.com

Attention: Duane D. Holloway; Jessica T. Graziano

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Email: rkennedy@milbank.com; iongun@milbank.com

Attention: Robert F. Kennedy; Iliana Ongun

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email: JRCammaker@wlrk.com; JELevine@wlrk.com

Attention: Joshua R. Cammaker; Jenna E. Levine

If to Parent, Merger Sub or Guarantor:

Nippon Steel Corporation

2-6-1 Marunouchi, Chiyoda-ku

Tokyo 100-8071, Japan

Email: [Intentionally omitted]

Attention: Shigekazu Iwamoto; Isao Takenami

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Email: Ariel.Deckelbaum@ropesgray.com;

Suni.Sreepada@ropesgray.com

Attention: Ariel Deckelbaum; Suni Sreepada

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email, provided, that the recipient confirms in writing its receipt thereof, (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties and any prohibited assignment is void, except that each of Parent and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent or Guarantor (and such wholly owned Subsidiary may further assign to its wholly owned Subsidiaries), but no such assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 9.8            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.9            Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. Except (a) for the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of holders of the Common Stock and Company Equity Awards as of the Effective Time), and Section 6.10 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), (b) subject to Section 8.3(b) and Section 9.5, that the Company shall have the right to pursue damages, on behalf of its stockholders in the event of Parent or Merger Sub’s Fraud or Willful Breach of this Agreement, which right is acknowledged by Parent and Merger Sub, and (c) for the limitations on liability of the Company Related Parties and the Parent Related Parties set forth in Section 8.3, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement is intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding anything to the contrary in this Agreement, (x) without limitation to the foregoing, subject to Section 8.3(b) and Section 9.5, Parent and Merger Sub expressly acknowledge and agree that the Company shall have the right, on behalf of its stockholders, to pursue damages against Parent and/or Merger Sub for the loss of the Merger Consideration (including, for the avoidance of doubt, damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to each such holder) in the event of any Fraud or Willful Breach of this Agreement by Parent or Merger Sub in respect of which the Company is entitled to bring a claim hereunder and (y) Section 9.4, Section 9.7, Section 9.8, this Section 9.9, Section 9.10 and Section 9.14 are intended for the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.10          Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Required Company Stockholder Vote, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after receipt of the Required Company Stockholder Vote, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE or the CSE require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11          Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12          Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 9.13          Guaranty.

(a)            To induce the Company to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as principal and not as surety, to the Company, the Surviving Corporation and their successors and assigns the due and punctual payment and performance of each of the covenants, obligations and Liabilities of Parent and Merger Sub, as applicable (the “Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Any breach or nonperformance of any such obligations of Merger Sub or Parent (or any of their successors or assigns) shall also be deemed to be a default of Guarantor. So long as this Section 9.13 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company, the Surviving Corporation or their successors and assigns or any express intended third party beneficiary described in Section 9.9 of any Guaranteed Obligations, or any other guarantor of the Guaranteed Obligations or any security therefor.

(b)            If and whenever Parent or Merger Sub defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Guarantor shall, as soon as reasonably practicable following demand, unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits are conferred on the Company, the Surviving Corporation and their successors and assigns as such Person would have received if the Guaranteed Obligations had been duly performed and satisfied by Parent and Merger Sub.

(c)            Guarantor represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) as follows.

(i)             Guarantor is a legal Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(ii)            Guarantor has all requisite corporate power and authority to enter into this Section 9.13 and to perform its obligations under this Section 9.13. The execution, delivery and performance of this Section 9.13 by the Guarantor, have been duly and validly authorized by the boards of directors of the Guarantor, and this Section 9.13 has been duly and validly executed and delivered by Guarantor and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Section 9.13 constitutes the valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

(d)            Except for the representations and warranties expressly set forth in this Section 9.13, neither Guarantor nor any other Person makes any other express or implied representation or warranty on behalf of Guarantor or any of its Affiliates (other than the representations and warranties of Parent and Merger Sub set forth in Article 5). Guarantor’s obligations under this Section 9.13 are expressly limited to Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.

(e)            This guaranty is to be a continuing guaranty and accordingly is to remain in force until all the Guaranteed Obligations have been performed or satisfied. This guaranty is in addition to and without prejudice to and not in substitution for any rights that the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary may now or in future have or hold for the performance and observance of the Guaranteed Obligations. The Guaranteed Obligations shall be discharged as a result of (i) indefeasible payment in full of the Guaranteed Obligations in accordance with the terms of this Agreement, or (ii) those defenses to the payment of the Guaranteed Obligations that Parent or Merger Sub has (A) arising from Fraud or Willful Breach by the Company or (B) under the specific terms of this Agreement.

(f)            As a separate and independent stipulation, Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Parent or Merger Sub by reason of any legal limitation, disability or incapacity on or of Parent or Merger Sub or any other fact or circumstances (other than any limitation imposed by this Agreement) will nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor were the sole or principal obligor in respect of that Guaranteed Obligation. Without limiting the generality of the foregoing, (i) Guarantor hereby waives: (A) notice of acceptance of this guaranty, and of the creation or existence of any of the Guaranteed Obligations and of any action by the Company in reliance hereon or in connection herewith; (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (C) any requirement that suit be brought against, or any other action by the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary be taken against, or any notice of default or other notice be given to, or any demand be made on, Parent, Merger Sub or any other Person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations or as a condition to the enforcement of this Agreement or the Guaranteed Obligations against Guarantor; and (ii) the liability of Guarantor under this Agreement and the Guaranteed Obligations shall be irrevocable and enforceable irrespective of: (A) any change in the time, manner, terms, place of payment, or in any other term of all or any of the Guaranteed Obligations, or any other document executed in connection therewith; (B) any sale, exchange, release, or non-perfection of any property standing as security for the Guaranteed Obligations, or any release, amendment, waiver, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (C) failure, omission, delay, waiver, or refusal by the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary to exercise, in whole or in part, any right or remedy held by such Person with respect to the Guaranteed Obligations; (D) any change in the existence, structure, or ownership of Guarantor, Parent or Merger Sub, or any insolvency, bankruptcy, reorganization, or other similar proceeding; and (E) any other circumstance that might otherwise constitute a defense available to, or discharge of, Guarantor not available to Parent.

(g)            Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that (i) no recourse hereunder may be had against any Representative of Guarantor, whether by or through attempted piercing of the corporate veil or otherwise, by the enforcement of any judgment or assessment or by any legal or equitable Legal Proceeding, by virtue of any Law, or otherwise, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative of Guarantor under this Section 9.13 or for any claim based on, in respect of or by reason of the Guaranteed Obligations. The Company acknowledges and agrees that Guarantor is agreeing to enter into this Section 9.13(g) in reliance on the provisions set forth in this Section 9.13(g) and that this Section 9.13(g) shall survive the termination of this Agreement. For the avoidance of doubt, in no event shall the potential liability of Guarantor in connection with this Agreement or the Contemplated Transactions exceed that of Parent in connection with this Agreement or the Contemplated Transactions.

(h)            The Company will not owe any obligations or have any liability to Guarantor under or in connection with this Agreement. Guarantor irrevocably and unconditionally waives any claim or other remedy that Guarantor may have against the Company and any third-party beneficiary in respect of any liability. Without prejudice to the generality of the foregoing, Guarantor accepts all of the exclusions, disclaimers and limitations of, and any acknowledgement of the Company or other provision that would have the effect of reducing, the liability of the Company and its Affiliates under or in connection with this Agreement as if Guarantor were Parent and Merger Sub.

Section 9.14          Debt Financing Matters. The parties hereby agree that (a) no Debt Financing Source shall have any liability to the Company (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided, that nothing in this Section 9.14 shall limit the liability or obligations of the Debt Financing Sources under any of the Debt Commitment Letters or the Fee Letters or the obligations of Parent and Merger Sub to enforce their rights under the Debt Commitment Letters and the definitive agreements related to the Debt Financing pursuant to Section 6.17(a)(v)), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letters, the Fee Letters or the performance of services thereunder shall be subject to the exclusive jurisdiction of any New York State court or Federal Court of the United States of America sitting in the Borough of Manhattan in the City of New York or the Tokyo District Court, as applicable and as specified in the Debt Commitment Letters, (c) no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (d) the waiver of rights to trial by jury set forth in Section 9.4(b) applies to any such claim, suit, action or proceeding, (e) only Guarantor, Parent (including its successors and permitted assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letters at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any of the Debt Commitment Letters, (f) no amendment or waiver of this Section 9.14 that is adverse in any material respect to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letters and (g) the Debt Financing Sources are express and intended third party beneficiaries of this Section 9.14. This Section 9.14 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Nippon Steel North America, Inc.

By:	/s/ Hiroshi Ono
Name: Hiroshi Ono
Title: President

2023 MERGER SUBSIDIARY, INC.

By:	/s/ Hiroshi Ono
Name: Hiroshi Ono
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Nippon Steel Corporation
(solely for purposes of Section 9.13)

By:	/s/ Takahiro Mori
Name: Takahiro Mori
Title: Representative Director and Executive Vice President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

United States Steel Corporation

By:	/s/ David B. Burritt
Name: David B. Burritt
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]